                                                                       EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF MARCH 15, 2004

                                      AMONG

                              BANCWEST CORPORATION,

                                 BW NEWCO, INC.

                                       AND

                        COMMUNITY FIRST BANKSHARES, INC.

                                TABLE OF CONTENTS

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                                                                                                     PAGE
                                                                                                     ----
ARTICLE 1. DEFINITIONS.......................................................................         1

ARTICLE 2. TERMS OF MERGER...................................................................         7

        2.1.      Effect of Merger and Surviving Corporation.................................         7
        2.2.      Stock of Company...........................................................         7
        2.3.      Company Stock Options......................................................         8
        2.4.      Effect on Merger Sub Stock.................................................         8
        2.5.      Exchange Procedures........................................................         8
        2.6.      Adjustments................................................................         9
        2.7.      Directors of Surviving Corporation.........................................         9
        2.8.      Executive Officers of Surviving Corporation................................         9
        2.9.      No Further Ownership Rights in Stock.......................................         9
        2.10.     Absence of Control.........................................................         9
        2.11.     Certificate of Incorporation and Bylaws....................................        10

ARTICLE 3. THE CLOSING.......................................................................        10

        3.1.      Closing Date...............................................................        10
        3.2.      Certificate of Merger......................................................        10
        3.3.      Further Assurances.........................................................        10

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF COMPANY.........................................        10

        4.1.      Incorporation, Standing and Power..........................................        10
        4.2.      Capitalization.............................................................        11
        4.3.      Subsidiaries...............................................................        12
        4.4.      Financial Statements.......................................................        12
        4.5.      Reports and Filings........................................................        12
        4.6.      Authority of Company.......................................................        13
        4.7.      Insurance..................................................................        14
        4.8.      Personal Property..........................................................        14
        4.9.      Real Estate................................................................        14
        4.10.     Litigation.................................................................        14
        4.11.     Taxes......................................................................        14
        4.12.     Compliance with Charter Provisions and Laws and Regulations................        17
        4.13.     Employees..................................................................        18
        4.14.     Brokers and Finders........................................................        18
        4.15.     Scheduled Contracts........................................................        19
        4.16.     Performance of Obligations.................................................        20
        4.17.     Certain Material Changes...................................................        21
        4.18.     Licenses and Permits.......................................................        21
        4.19.     Undisclosed Liabilities....................................................        21
        4.20.     Employee Benefit Plans.....................................................        21
        4.21.     Corporate Records..........................................................        25
        4.22.     Accounting Records.........................................................        25

        4.23.     Offices and ATMs...........................................................        25
        4.24.     Agreements with Regulators.................................................        25
        4.25.     Vote Required..............................................................        25
        4.26.     Power of Attorney..........................................................        25
        4.27.     Facts Affecting Regulatory Approvals.......................................        26
        4.28.     Indemnification............................................................        26
        4.29.     Community Reinvestment Act.................................................        26
        4.30.     Derivative Transactions....................................................        26
        4.31.     Trust Administration.......................................................        27
        4.32.     Disclosure Documents and Applications......................................        27
        4.33.     Intellectual Property......................................................        27
        4.34.     State Takeover Laws; Company Rights Agreement..............................        28
        4.35.     Registration Obligation....................................................        28
        4.36.     Opinion of Morgan Stanley & Co.............................................        28
        4.37.     Loans; Investments.........................................................        28
        4.38.     Allowance for Loan and Lease Losses........................................        29

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF PARENT..........................................        29

        5.1.      Incorporation, Standing and Power..........................................        29
        5.2.      Authority..................................................................        29
        5.3.      Parent Stockholder Consent.................................................        30
        5.4.      Other Governmental Approvals...............................................        30
        5.5.      Financing..................................................................        30
        5.6.      Litigation.................................................................        30
        5.7.      Brokers and Finders........................................................        30
        5.8.      Facts Affecting Regulatory Approvals.......................................        30
        5.9.      Community Reinvestment Act.................................................        31
        5.10.     Accuracy of Information Furnished for Company Proxy Statement..............        31
        5.11.     Investment in Company Shares...............................................        31

ARTICLE 6. COVENANTS OF COMPANY PENDING EFFECTIVE TIME OF THE MERGER.........................        31

        6.1.      Limitation on Conduct Prior to Effective Time of the Merger................        31
        6.2.      Affirmative Conduct Prior to Effective Time of the Merger..................        36
        6.3.      Access to Information......................................................        38
        6.4.      Filings....................................................................        38
        6.5.      Notices; Reports...........................................................        38
        6.6.      Company Stockholders' Meeting..............................................        39
        6.7.      Applications...............................................................        39

ARTICLE 7. COVENANTS OF PARENT AND MERGER SUB................................................        40

        7.1.      Limitation on Conduct Prior to Effective Time of the Merger................        40
        7.2.      Applications...............................................................        40
        7.3.      Notices; Reports...........................................................        40
        7.4.      Indemnification and Directors' and Officers' Insurance.....................        40
        7.5.      Employee Plans.............................................................        41

ARTICLE 8. ADDITIONAL COVENANTS..............................................................        42

        8.1.      Commercially Reasonable Efforts............................................        42
        8.2.      Public Announcements.......................................................        42

ARTICLE 9. CONDITIONS PRECEDENT TO THE MERGER................................................        42

        9.1.      Stockholder Approval.......................................................        42
        9.2.      No Judgments or Orders.....................................................        42
        9.3.      Regulatory Approvals.......................................................        42

ARTICLE 10. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF COMPANY...............................        43

        10.1.     Representations and Warranties; Performance of Covenants...................        43
        10.2.     Officers' Certificate......................................................        43
        10.3.     Employee Benefit Plans.....................................................        43

ARTICLE 11. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB.....................        43

        11.1.     Representations and Warranties; Performance of Covenants...................        44
        11.2.     Authorization of Merger....................................................        44
        11.3.     Absence of Certain Changes.................................................        44
        11.4.     Officers' Certificate......................................................        44
        11.5.     Company Dissenting Shares..................................................        44
        11.6.     Employee Benefit Plans.....................................................        44

ARTICLE 12. EMPLOYEE BENEFITS................................................................        44

        12.1.     Employee Benefits..........................................................        44
        12.2.     Company Stock Options and the Company Stock Option Plans...................        48

ARTICLE 13. TERMINATION......................................................................        49

        13.1.     Termination................................................................        49
        13.2.     Effect of Termination......................................................        51

ARTICLE 14. MISCELLANEOUS....................................................................        53

        14.1.     Expenses...................................................................        53
        14.2.     Notices....................................................................        53
        14.3.     Assignment.................................................................        54
        14.4.     Counterparts...............................................................        54
        14.5.     Effect of Representations and Warranties...................................        54
        14.6.     Third Parties..............................................................        54
        14.7.     Lists; Exhibits; Integration...............................................        54
        14.8.     Knowledge..................................................................        54
        14.9.     Governing Law..............................................................        54
        14.10.    Captions...................................................................        55
        14.11.    Severability...............................................................        55
        14.12.    Waiver and Modification; Amendment.........................................        55
        14.13.    Attorneys' Fees............................................................        55

EXHIBIT A - Restated Certificate of Incorporation of the Surviving Corporation

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into as of the 15th day of March, 2004, by and among BANCWEST CORPORATION, a Delaware corporation ("Parent"), BW NEWCO, INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and COMMUNITY FIRST BANKSHARES, INC., a Delaware corporation ("Company").

         WHEREAS, the Boards of Directors of each of Parent, Merger Sub and Company deem advisable and in the best interests of their respective stockholders the merger of Merger Sub with and into Company (the "Merger") upon the terms and conditions set forth herein and in accordance with the Delaware General Corporation Law (the "DGCL") (Company, following the effectiveness of the Merger, being hereinafter sometimes referred to as the "Surviving Corporation"); and

         WHEREAS, the Boards of Directors of Parent, Merger Sub and Company have approved this Agreement and the Merger pursuant to which Merger Sub will merge with and into Company and each outstanding share of Company common stock, par value $.01 per share ("Company Stock"), excluding any Company Dissenting Shares (as defined below), will be converted into the right to receive the Merger Consideration (as defined in Section 2.2(b)) upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, on the basis of the foregoing recitals and in consideration of the respective covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

                                   ARTICLE 1.

                                   DEFINITIONS

         Except as otherwise expressly provided for in this Agreement, or unless the context otherwise requires, as used throughout this Agreement the following terms shall have the respective meanings specified below:

         "Affiliate" of, or a Person "Affiliated" with, a specific Person(s) is a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person(s) specified.

         "Affiliated Group" means, with respect to any entity, a group of entities required or permitted to file consolidated, combined or unitary Tax Returns (as defined herein).

         "ATMs" has the meaning set forth in Section 4.23.

         "Average Net Income" has the meaning set forth in Section 6.1(b).

         "Bank" means Community First National Bank, a national banking association and a wholly-owned subsidiary of Company.

         "Benefit Arrangements" has the meaning set forth in Section 4.20(b).

         "BHC Act" means the Bank Holding Company Act of 1956, as amended.

         "Book Entry Shares" has the meaning set forth in Section 2.5(b).

         "Business Day" means any day other than a Saturday, Sunday or other day on which banks in San Francisco, California and Fargo, North Dakota, are required or authorized by law to be closed.

         "BW" means Bank of the West, a California state-chartered bank and a wholly-owned subsidiary of Parent.

         "Certificate of Merger" has the meaning set forth in Section 3.2.

         "Certificates" has the meaning set forth in Section 2.5(b).

         "Closing" means the consummation of the Merger provided for in Article 2 of this Agreement on the Closing Date (as defined herein) at the offices of Pillsbury Winthrop LLP, San Francisco, California, or at such other place as the parties may agree upon.

         "Closing Date" means the date which is the first Friday which follows the last to occur of (i) the approval of this Agreement and the transactions contemplated hereby by the stockholders of Company, (ii) the receipt of all permits, authorizations, approvals and consents specified in Section 9.3 hereof and the satisfaction or waiver of all other conditions specified in Articles 9, 10 and 11 (excluding for purposes of this definition conditions that, by their terms, are to be satisfied on the Closing Date), and (iii) the expiration of all applicable waiting periods under the law, or such other date as the parties may agree upon.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company 401(k) Plan" means the Company 401(k) Retirement Plan and
Trust.

         "Company Disclosure Letter" means that letter designated as such which has been delivered by Company to Parent concurrently with the execution and delivery of this Agreement.

         "Company Dissenting Shares" has the meaning set forth in Section
2.2(c).

         "Company Governmental Filings" has the meaning set forth in Section 4.5(b).

         "Company Intellectual Property" has the meaning set forth in Section 4.33.

         "Company List" means any list required to be furnished by Company to Parent herewith.

         "Company Offices List" has the meaning set forth in Section 4.23.

         "Company Option List" has the meaning set forth in Section 4.2(a).

         "Company Property" has the meaning set forth in Section 4.12(b).

         "Company Rights Agreement" means that certain Amended and Restated Rights Agreement dated as of August 13, 2002, among Company and Wells Fargo Bank Minnesota, N.A.

         "Company SEC Documents" has the meaning set forth in Section 4.5(a).

         "Company Stock" has the meaning set forth in the second recital of this Agreement.

         "Company Stock Option Plans" means, collectively, the Company Restated 1987 Stock Option Plan, as amended, the 1996 Stock Option Plan, as amended, and the Director Deferred Compensation Plan, as amended.

         "Company Stock Option" means any option issued pursuant to the Company Stock Option Plans.

         "Company Stockholders' Meeting" means the meeting of Company's stockholders provided for in Section 6.6.

         "Company Subsidiaries" means, collectively, the entities identified in
Section 4.1 of the Company Disclosure Letter.

         "Company Supplied Information" has the meaning set forth in Section
4.32.

         "Company's Current Premium" has the meaning set forth in Section
7.4(b).

         "Competing Transaction" has the meaning set forth in Section 6.1(m).

         "Confidentiality Agreement" means that certain Confidentiality Agreement dated March 2, 2004 by and between Parent and Company, as amended on March 15, 2004.

         "Covered Parties" has the meaning set forth in Section 4.28.

         "Derivative Transactions" has the meaning set forth in Section 4.30.

         "DGCL" has the meaning set forth in the first recital of this Agreement.

         "DPC Shares" means shares of Company Stock held by Company or Parent or any of their respective Subsidiaries in respect of a debt previously contracted.

         "E&Y" means Ernst & Young LLP, Company's independent public accountants.

         "Effective Time of the Merger" means the date and time at which the Certificate of Merger is filed with the Secretary of State of the State of Delaware, or at such time thereafter as shall be agreed to by the parties and specified in the Certificate of Merger.

         "Employee Plans" has the meaning set forth in Section 4.20(a).

         "Encumbrance" shall mean any option, pledge, security interest, lien, charge, encumbrance or restriction (whether on voting or disposition or otherwise), whether imposed by agreement, understanding, law or otherwise.

         "Environmental Regulations" has the meaning set forth in Section
4.12(b).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliates" has the meaning set forth in Section 4.20(a).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Exchange Agent" means BW.

         "Exchange Fund" has the meaning set forth in Section 2.5(a).

         "Expenses" has the meaning set forth in Section 14.1.

         "FDIC" means the Federal Deposit Insurance Corporation.

         "Financial Statements of Bank" means the consolidated reports of condition and income of Bank as of December 31, 2001, 2002 and 2003, as filed with the OCC.

         "Financial Statements of Company" means the consolidated financial statements of Company consisting of the consolidated balance sheets as of December 31, 2001, 2002 and 2003, the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended and the related notes thereto and related opinions of E&Y thereon for the years then ended.

         "FRB" means the Board of Governors of the Federal Reserve System.

         "GAAP" means United States generally accepted accounting principles consistently applied during the periods involved.

         "Governmental Entity" means any court, tribunal or judicial or arbitral body in any jurisdiction or any United States federal, state, municipal or local or any foreign or other governmental, regulatory or administrative authority, agency or instrumentality.

         "Hazardous Materials" has the meaning set forth in Section 4.12(b).

         "Indemnified Liabilities" has the meaning set forth in Section 7.4(a).

         "Indemnified Parties" has the meaning set forth in Section 7.4(a).

         "Instructions" means the Instructions for preparation of consolidated reports of condition and income, issued by the Federal Financial Institutions Examination Council.

         "Investment Security" means any equity security or debt security as defined in Statement of Financial Accounting Standards No. 115.

         "IRS" means the Internal Revenue Service.

         "Material Adverse Effect" means any circumstance, change in or effect on the Company or the Surviving Corporation or any Company Subsidiary (1) that is or would reasonably be expected to be materially adverse to the condition (financial or otherwise), business, properties, assets, liabilities, or results of operations of Company or the Surviving Corporation and the Company Subsidiaries, taken as a whole (whether or not required to be accrued or disclosed under Statement of Financial Accounting Standards No. 5), or (2) that materially impairs or would reasonably be expected to materially impair the ability of Company to timely perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded the effect of: (i) any change in banking and similar laws or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in GAAP or regulatory accounting requirements applicable to banks or their holding companies generally, (iii) any general social, political, economic, environmental or natural condition, change, effect, event or occurrence the effects of which are not specific or unique to Company or a Company Subsidiary, including changes in prevailing interest rates, currency exchange rates or general economic or market conditions, except for any condition, change, effect, event or occurrence which would have a material adverse effect on Company and the Company Subsidiaries taken as a whole which is substantially disproportionate relative to the effect on comparable financial institutions, (iv) any action or omission by Company or any Company Subsidiary pursuant to the terms of this Agreement including the public announcement of the transactions contemplated by this Agreement, and (v) any expenses incurred in connection with this Agreement or the transactions contemplated hereby.

         "Merger" has the meaning set forth in the first recital of this Agreement.

         "Merger Consideration" has the meaning set forth in Section 2.2(b).

         "Morgan Stanley Agreement" means the letter agreement dated August 30, 1999, between Company and Morgan Stanley & Co., Inc.

         "New Plans" has the meaning set forth in Section 12.1(c).

         "OCC" means the Office of the Comptroller of the Currency.

         "Other Incentive Plans" has the meaning set forth in Section
12.1(d)(ii).

         "Parent Costs" has the meaning set forth in Section 13.2(b).

         "Parent Supplied Information" has the meaning set forth in Section
5.10.

         "Person" means any individual, corporation, association, partnership, limited liability company, trust, joint venture, other entity, unincorporated organization, government or governmental department or agency.

         "Proxy Statement" means the Proxy Statement, together with any supplements thereto, that is used to solicit proxies for the Company Stockholders' Meeting in connection with the Merger.

         "PwC" means PricewaterhouseCoopers LLP, Parent's independent public accountants.

         "Representatives" has the meaning set forth in Section 6.1(m).

         "Scheduled Contract" has the meaning set forth in Section 4.15.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Subsidiary" of a Person means any corporation, partnership, limited liability company or other business entity of which more than 25% of the voting power is owned or controlled by such Person; provided, that the entities listed in Section 1 of the Company Disclosure Letter shall not be considered Subsidiaries of Company for purposes of this definition.

         "Superior Proposal" has the meaning set forth in Section 6.1(m).

         "Surviving Corporation" has the meaning set forth in the first recital of this Agreement.

         "Tank" has the meaning set forth in Section 4.12(b).

         "Tax" or "Taxes" means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, corporation and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i); and (iii) any transferred liability in respect of any items described in clauses (i) and/or
(ii).

         "Tax Returns" means all returns, declarations, reports, estimates, information returns, statements, elections, disclosures and schedules required to be filed in respect of any Taxes (including any attachments thereto or amendments thereof).

         "Termination Fee" has the meaning set forth in Section 13.2(b).

         "Trust Account Shares" means shares of Company Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary or nominee capacity that are beneficially owned by third parties.

                                   ARTICLE 2.

                                 TERMS OF MERGER

                  2.1. Effect of Merger and Surviving Corporation. At the Effective Time of the Merger, Merger Sub will be merged with and into Company pursuant to the terms, conditions and provisions of this Agreement and in accordance with the applicable provisions of the DGCL, and the separate corporate existence of Merger Sub shall cease. The Merger will have the effects set forth in the DGCL.

                  2.2. Stock of Company. Subject to Section 2.6, each share of Company Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, without any further action on the part of Company or the holders of such shares, be treated on the basis set forth in this Section 2.2.

                           (a) Cancellation of Treasury Shares. All shares of Company Stock that are owned by Company as treasury stock and all shares of Company Stock that are owned directly or indirectly by Company or Parent (other than Trust Account Shares and DPC Shares) shall be cancelled and retired and shall cease to exist, and no Merger Consideration shall be delivered in exchange therefor.

                           (b)      Conversion of Company Stock. At the
         Effective Time of the Merger, each issued and outstanding share of Company Stock (other than shares to be cancelled in accordance with Section 2.2(a) and any Company Dissenting Shares) shall be automatically canceled and cease to be an issued and outstanding share of Company Stock and be converted into the right to receive per share consideration (the "Merger Consideration") in cash in the amount of $32.25.

                           (c) Company Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any shares of Company Stock that are issued and outstanding as of the Effective Time of the Merger and that are held by a stockholder of Company who has properly exercised such holder's appraisal rights under the DGCL (the "Company Dissenting Shares") shall not be converted into the right to receive the Merger Consideration unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to dissent from the Merger under the DGCL and to receive such consideration as may be determined to be due with respect to such Company Dissenting Shares pursuant to and subject to the requirements of the DGCL. If any such holder shall have so failed to perfect or have effectively withdrawn or lost such right at the Effective Time of the Merger, each share of such holder's Company Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time of the Merger, the right to receive, without any interest thereon, the Merger Consideration. Company shall give Parent
         (i) prompt notice of any notice or demands for appraisal or payment for shares of Company Stock received by Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

                  2.3. Company Stock Options. Each Company Stock Option outstanding as of the Effective Time of the Merger shall be treated in accordance with Section 12.2.

                  2.4. Effect on Merger Sub Stock. At the Effective Time of the Merger, each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

                  2.5.     Exchange Procedures.

                           (a) At the Effective Time of the Merger, Parent shall deposit with the Exchange Agent for the benefit of the holders of shares of Company Stock outstanding immediately prior to the Effective Time of the Merger, for exchange in accordance with this Section 2.5 through the Exchange Agent, cash in the amount of the aggregate Merger Consideration payable to such holders of Company Stock pursuant to
         Section 2.2 in exchange for their shares of Company Stock (collectively, the "Exchange Fund").

                           (b) Parent shall direct the Exchange Agent to mail, promptly after the Effective Time of the Merger, to each holder of record of shares of Company Stock which are represented by (x) a certificate or certificates which immediately prior to the Effective Time of the Merger represented outstanding shares of Company Stock (the "Certificates") or (y) an entry to that effect in the shareholder records maintained on behalf of Company by the Company stock transfer agent (the "Book Entry Shares"), whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.2 hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates (if any) shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and Company may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates or authorizing transfer and cancellation of Book Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, or authorizing transfer of Book Entry Shares, together with such letter of transmittal, duly executed, the holder of such shares of Company stock shall be entitled to receive in exchange therefor the amount of the Merger Consideration which such holder has the right to receive pursuant to Section 2.2 hereof, and any Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.5, each Certificate and any Book Entry Shares shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate or transfer of the Book Entry Shares, as the case may be, as contemplated by this Section 2.5. Notwithstanding anything to the contrary set forth herein, if any holder of shares of Company Stock that are not Book Entry Shares should be unable to surrender the Certificates for such shares, because they have been lost or destroyed, such holder may deliver in lieu thereof a bond in form and substance and with surety reasonably satisfactory to Parent and shall be entitled to receive the Merger Consideration to be paid in consideration therefor in accordance with Section 2.2 hereof.

                                    (c)      If, after the Effective Time of the
         Merger, Certificates or Book Entry Shares are presented to Parent for any reason, they shall be canceled and exchanged as provided in this Agreement.

                                    (d)      Any portion of the Exchange Fund
         which remains undistributed to the stockholders of Company following the passage of twelve months after the Effective Time of the Merger shall be delivered to the Surviving Corporation, upon demand, and any stockholders of Company who have not theretofore complied with this
         Section 2.5 shall thereafter look only to the Surviving Corporation and/or Parent for payment of their claim for the Merger Consideration payable in consideration for any Certificate or transfer of any Book Entry Shares.

                                    (e)      Except as otherwise required by
         law, none of Parent, Company or the Surviving Corporation shall be liable to any holder of shares of Company Stock for such cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  2.6. Adjustments. If after the date hereof and on or prior to the Effective Date of the Merger, the outstanding shares of Company Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization or combination, stock split, reverse stock split, stock dividend or rights issued in respect of such stock, or any similar event shall occur, the Merger Consideration shall be adjusted accordingly to provide to the holders of Company Stock the same economic effect as contemplated by this Agreement prior to such event.

                  2.7. Directors of Surviving Corporation. At the Effective Time of the Merger, the Board of Directors of the Surviving Corporation shall be comprised of the persons serving as directors of Merger Sub immediately prior to the Effective Time of the Merger. Such persons shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

                  2.8. Executive Officers of Surviving Corporation. At the Effective Time of the Merger, the executive officers of the Surviving Corporation shall be comprised of the persons serving as executive officers of Merger Sub immediately prior to the Effective Time of the Merger. Such persons shall serve until the earlier of their resignation or termination.

                  2.9. No Further Ownership Rights in Stock. All Merger Consideration delivered upon the surrender for exchange of shares of Company Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to ownership of such shares of stock. At and after the Effective Time of the Merger, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock which were outstanding immediately prior to the Effective Time of the Merger, and upon delivery of the Merger Consideration upon surrender for exchange of Company Stock, each such share of Company Stock shall be canceled.

                  2.10. Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties hereto that neither Parent nor Merger Sub by reason of this

Agreement shall be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, the Company and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Company.

                  2.11. Certificate of Incorporation and Bylaws. The Restated Certificate of Incorporation of Company as in effect immediately prior to the Effective Time of the Merger, shall be amended as of the Effective Time of the Merger to read in its entirety as set forth in Exhibit A, and as so amended shall be the Restated Certificate of Incorporation of the Surviving Corporation. The Bylaws of Merger Sub as in effect immediately prior to the Effective Time of the Merger shall be the Bylaws of the Surviving Corporation.

                                   ARTICLE 3.

                                   THE CLOSING

                  3.1. Closing Date. The Closing shall take place on the Closing Date.

                  3.2. Certificate of Merger. Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, on the Closing Date.

                  3.3. Further Assurances. At the Closing, the parties hereto shall deliver, or cause to be delivered, such documents or certificates as may be necessary in the reasonable opinion of counsel for any of the parties, to effectuate the transactions contemplated by this Agreement.

                                   ARTICLE 4.

                    REPRESENTATIONS AND WARRANTIES OF Company

         The following representations and warranties by Company to Merger Sub are qualified by the Company Disclosure Letter. The Company Disclosure Letter shall refer to the representation or warranty to which exceptions or matters disclosed therein relate; provided, however, that an exception or matter disclosed with respect to one representation or warranty shall also be deemed disclosed with respect to each other warranty or representation to which the exception or matter reasonably relates. The inclusion of any item in such Company Disclosure Letter shall not be deemed an admission that such item is a material fact, event or circumstance or that such item has or had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  4.1. Incorporation, Standing and Power. Company has been duly organized, is validly existing and in good standing as a corporation under the laws of the State of Delaware and is registered as a bank holding company under the BHC Act. Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America and is authorized by the OCC to conduct a general banking business. Bank's deposits are insured by the FDIC in the manner and to the fullest extent provided by law. Each of the other Company Subsidiaries has been duly organized, is validly existing and in good standing under the laws of its state of incorporation or organization. Each of the Company Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Neither the scope of the business of Company or the Company Subsidiaries nor the location of any of their respective properties requires that either Company or the Company Subsidiaries be licensed to do business in any jurisdiction other than the state of its incorporation or organization where the failure to be so licensed would, individually or in the aggregate, have a Material Adverse Effect. Company has delivered to Parent true and correct copies of each of the Company Subsidiaries' Certificate of Incorporation or Articles of Association, as the case may be, and Bylaws, as amended.

                  4.2.     Capitalization.

                           (a) As of the date of this Agreement, the authorized capital stock of Company consists of 80,000,000 shares of Company Stock, of which 36,851,722 shares are outstanding, and 2,000,000 shares of preferred stock, none of which are outstanding. All of the outstanding shares of Company Stock are duly authorized, validly issued, fully paid and nonassessable. Except for Company Stock Options covering 2,882,223 shares of Company Stock granted pursuant to the Company Stock Option Plans, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of Company Stock nor any securities convertible into such stock, and Company is not obligated to issue any additional shares of its common stock or any additional options, warrants or other rights in or with respect to the unissued shares of such stock or any other securities convertible into such stock. Company has furnished Parent a list (the "Company Option List") setting forth the name of each holder of a Company Stock Option, the number of shares of Company Stock covered by each such option, the vesting schedule of each such option, the exercise price per share and the expiration date of each such option.

                           (b) The authorized capital stock of Bank consists of 100,000 shares of common stock, $100 par value per share, all of which are outstanding. All of the outstanding shares of such common stock of Bank are duly authorized, validly issued, fully paid and nonassessable (except to the extent provided in the National Bank
         Act) and are owned of record and beneficially by Company. There are no outstanding options, warrants or other rights in or with respect to the unissued or the issued or outstanding shares of such common stock or any other securities convertible into such stock, and Bank is not obligated to issue any additional shares of its common stock or any options, warrants or other rights in or with respect to the unissued shares of its common stock or any other securities convertible into such stock.

                           (c) The authorized capital stock of the other Company Subsidiaries is as described in the Company Disclosure Letter. All of the outstanding shares of such capital stock are duly authorized, validly issued, fully paid and nonassessable and are owned of record and beneficially by Company or Bank or a Subsidiary of Company or Bank. There are no outstanding options, warrants or other rights in or with respect to the unissued or the issued or outstanding shares of such capital stock or any other securities convertible into such stock, and none of such Company Subsidiaries is obligated to issue any additional shares of its capital stock or any options, warrants or other rights in or with respect to the unissued shares of its capital stock or any other securities convertible into such stock.

                           (d) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Company may vote are issued and outstanding.

                  4.3. Subsidiaries. Other than the Company Subsidiaries and as set forth in the Company Disclosure Letter, Company does not have any other Subsidiaries and does not own, directly or indirectly (except as a pledgee pursuant to loans or upon acquisition in satisfaction of debt previously contracted), the outstanding stock or equity or other voting interest in any Person.

                  4.4. Financial Statements. Company has previously furnished to Parent a copy of the Financial Statements of Company and the Financial Statements of Bank. The Financial Statements of Company and the Financial Statements of Bank: (a) present fairly the consolidated financial condition of Company and Bank as of the respective dates indicated and their respective consolidated statements of operations and changes in stockholders' equity and cash flows, for the respective periods then ended; and (b) have been prepared in accordance with GAAP consistently applied (except as otherwise indicated therein and except that the Financial Statements of Bank have been prepared in accordance with the Instructions thereto).

                  4.5.     Reports and Filings.

                           (a) Company has filed all required reports, proxy statements, schedules, registration statements and other documents with the SEC since December 31, 2000 (the "Company SEC Documents"). As of their respective dates of filing with the SEC (or, if amended, supplemented or superseded by a filing prior to the date hereof, as of the date of such filing), the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Company included in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

                           (b) Other than the Company SEC Documents, which are addressed in subsection (a) above, each of Company and the Company Subsidiaries have timely filed all reports, returns, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with (a) the FDIC, (b) the OCC, (c) the FRB, and (d) any other applicable Governmental Entity, including taxing authorities (collectively, "Company Governmental Filings"). No administrative actions have been taken or threatened or orders issued in connection with such Company Governmental Filings. As of their respective dates, each of such Company Governmental Filings complied in all material respects with all laws and regulations enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be in compliance promptly following discovery of any such noncompliance). Any financial statement contained in any of such Company Governmental Filings fairly presented in all material respects the financial position of Company on a consolidated basis, Company alone or each of the Company Subsidiaries alone, as the case may be, and was prepared in accordance with GAAP or banking regulations and Instructions applied on a consistent basis during the periods involved, except as may be disclosed therein, as of the dates and for the periods shown. Company has furnished or made available to Parent true and correct copies of all Company Governmental Filings filed by Company since December 31, 2000.

                  4.6. Authority of Company. The execution and delivery by Company of this Agreement and, subject to the requisite approval of the stockholders of Company of this Agreement and the Merger, the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company including, without limitation, the vote of the Board of Directors of Company (which vote was unanimous) approving this Agreement and the Merger. This Agreement is a valid and binding obligation of Company enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as set forth in the Company Disclosure Letter, neither the execution and delivery by Company of this Agreement, the consummation of the transactions contemplated herein, nor compliance by Company with any of the provisions hereof, will: (a) conflict with or result in a breach of any provision of its or any of the Company Subsidiaries' Certificate of Incorporation or Articles of Association, as amended, or Bylaws, as amended; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which Company or any of the Company Subsidiaries is a party, or by which Company or any of the Company Subsidiaries or any of their respective properties or assets are bound; (c) result in the creation or imposition of any Encumbrance of material consequence on any of the material properties or assets of Company or the Company Subsidiaries; or (d) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to Company or any of the Company Subsidiaries or any of their respective properties or assets. No consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of Company or the Company Subsidiaries, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by Company of this Agreement or the consummation by Company of the Merger or the other transactions contemplated hereby or thereby, except (i) the approval of this Agreement by the stockholders of Company (including the filing of the Proxy Statement with the SEC); (ii) the approval of the FRB under the BHC Act; (iii) such approvals as may be required by the insurance regulatory authorities of the states in which Company or any of its Subsidiaries conducts insurance agency activities; and
(iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

                  4.7. Insurance. Set forth in the Company Disclosure Letter is a list, as of the date hereof, of all policies of insurance carried and owned by either Company or the Company Subsidiaries showing the name of the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. All such insurance policies and bonds are in full force and effect. No insurer under any such policy or bond has canceled or indicated an intention to cancel or not to renew any such policy or bond or generally disclaimed liability thereunder. None of Company or any the Company Subsidiaries is in default under any such policy or bond which is material to the operations of Company and the Company Subsidiaries taken as a whole and all material claims thereunder have been filed in a timely fashion.

                  4.8. Personal Property. Each of Company and the Company Subsidiaries has good title to all its material properties and assets, other than real property, owned or stated to be owned by Company or the Company Subsidiaries, free and clear of all Encumbrances except: (a) as set forth in the Financial Statements of Company; (b) for Encumbrances for current taxes not yet due; (c) for Encumbrances incurred in the ordinary course of business; or (d) for Encumbrances that are not substantial in character, amount or extent and that do not materially detract from the value, or interfere with present use, of the property subject thereto or affected thereby, or otherwise materially impair the conduct of business of Company or the Company Subsidiaries.

                  4.9. Real Estate. Each of Company and the Company Subsidiaries has duly recorded or caused to be recorded, in the appropriate county, all recordable interests in all material real property, including leaseholds and other interests in such real property (other than easements or security interests) owned or leased by Company or the Company Subsidiaries. Either Company or the Company Subsidiaries has good and marketable title to such real property, and valid leasehold interests in such leaseholds, free and clear of all Encumbrances, except (a) for rights of lessors, co-lessees or sublessees in such matters that are reflected in the lease; (b) for current taxes not yet due and payable; and (c) for such Encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of such property.

                  4.10. Litigation. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or as set forth in the Company Disclosure Letter, there is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Company, threatened, against or affecting Company or any Subsidiary of Company as to which there is a significant possibility of an adverse outcome which would, individually or in the aggregate, have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against Company or any Subsidiary of Company having or which would have, individually or in the aggregate, a Material Adverse Effect. There are no material judgments, decrees, stipulations or orders against Company or the Company Subsidiaries or enjoining their respective directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area.

                  4.11.    Taxes.

                           (a) (i) All Tax Returns required to be filed by or on behalf of Company or the Company Subsidiaries or the Affiliated Group(s) of which any of them is or was a member, have been duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects; (ii) all Taxes due and payable by or on behalf of Company or the Company Subsidiaries, either directly, as part of an Affiliated Group Tax Return, or otherwise, have been fully and timely paid, except to the extent adequately reserved therefor in accordance with GAAP and/or applicable regulatory accounting principles or banking regulations consistently applied on the Company balance sheet, and adequate reserves or accruals for Taxes have been provided in the Company balance sheet with respect to any period through the date thereof for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing; and (iii) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) has been executed or filed with any taxing authority by or on behalf of Company, the Company Subsidiaries or any of their Subsidiaries, or any Affiliated Group(s) of which any of them is or was a member.

                           (b) Company and the Company Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have duly and timely withheld from any salaries, wages or other compensation paid to any employee or independent contractor, and have paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

                           (c) Company has furnished to Parent true and correct copies of (i) all income or franchise Tax Returns of Company and the Company Subsidiaries relating to all taxable periods beginning after December 31, 1999, and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to Company or the Company Subsidiaries with respect to their respective income, assets or operations.

                           (d) No written claim has been made by a taxing authority in a jurisdiction where Company or the Company Subsidiaries do not file an income or franchise Tax Return such that Company or the Company Subsidiaries are or may be subject to taxation by that jurisdiction.

                           (e) (i) All deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the Tax Returns of or covering or including Company or the Company Subsidiaries have been fully paid, and, to the best of Company's knowledge, there are no other audits or investigations by any taxing authority in progress, nor have Company or the Company Subsidiaries received any written notice from any taxing authority that it intends to conduct such an audit or investigation; (ii) no requests for a ruling or a determination letter are pending with any taxing authority; and (iii) no issue has been raised in writing by any taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency against Company or the Company Subsidiaries for any subsequent taxable period.

                           (f) Neither Company or the Company Subsidiaries nor any other Person on behalf of Company or the Company Subsidiaries has (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Company or the Company Subsidiaries, (ii) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by Company or the Company Subsidiaries or has any knowledge that the IRS has proposed in writing any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of Company or the Company Subsidiaries, or (iii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to Company or the Company Subsidiaries.

                           (g) No property owned by Company or the Company Subsidiaries is (i) property required to be treated as being owned by another Person pursuant to provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes "tax exempt use property" within the meaning of Section 168(h)(1) of the Code or (iii) is "tax-exempt bond financed property" within the meaning of Section 168(g)(5) of the Code.

                           (h) Neither Company (except with the Company Subsidiaries) nor any of the Company Subsidiaries (except with Company) is a party to any tax allocation, indemnification or sharing agreement (or similar agreement or arrangement), whether written or not written, pursuant to which it will have any obligation to make any payments after the Closing.

                           (i) Neither Company nor any of the Company Subsidiaries has been a member of an Affiliated Group (other than a group whose common parent was Company).

                           (j) Neither Company nor any of the Company Subsidiaries has any liability for the Taxes of any person (other than the Company and any of the Company Subsidiaries) under section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

                           (k) Neither Company nor any of the Company Subsidiaries has any requests for rulings in respect of Taxes pending between Company or any Company Subsidiary and any taxing authority.

                           (l) There is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Company or the Company Subsidiaries or their respective affiliates by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

                           (m) There are no liens as a result of any due and unpaid Taxes upon any of the assets of Company or the Company Subsidiaries.

                           (n) None of the members of Company's Affiliated Group has any U.S. federal or state net operating loss carryovers.

                  4.12. Compliance with Charter Provisions and Laws and Regulations.

                           (a) Neither Company nor any of the Company Subsidiaries is in default under or in breach or violation of (i) any provision its Certificate of Incorporation or Articles of Association, as amended, or Bylaws, as amended, or (ii) any law, ordinance, rule or regulation promulgated by any Governmental Entity, except, with respect to this clause (ii), for such violations as would not have, individually or in the aggregate, a Material Adverse Effect. Except for routine examinations by Federal or state Governmental Entities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits, to the best knowledge of Company, no investigation by any Governmental Entity with respect to Company or any of the Company Subsidiaries is pending or threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not have a Material Adverse Effect.

                           (b) To Company's knowledge, (i) each of Company and the Company Subsidiaries is in compliance with all Environmental Regulations; (ii) there are no Tanks on or about Company Property;
         (iii) there are no Hazardous Materials on, below or above the surface of, or migrating to or from Company Property; and (iv) without limiting
         Section 4.10 hereof or the foregoing representations and warranties contained in clauses (i) through (iii), as of the date of this Agreement, there is no claim, action, suit, or proceeding or notice thereof before any Governmental Entity pending against Company or the Company Subsidiaries and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Company Property relating to the foregoing representations (i)-(iii), in each case the noncompliance with which, or the presence of which would have a Material Adverse Effect. For purposes of this Agreement, the term "Environmental Regulations" shall mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all Governmental Entities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation, those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature and all requirements pertaining to the protection of the health and safety of employees or the public. "Company Property" shall mean real estate currently owned, leased, or otherwise used by Company or the Company Subsidiaries and properties held by Company or the Company Subsidiaries in its capacity as a trustee. "Tank" shall mean treatment or storage tanks, gas or oil wells and associated piping transportation devices. "Hazardous Materials" shall mean any substance: (1) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law; (2) which is or becomes defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.
         Section 9601, et seq.); the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.); the Clean Air Act, as amended (42 U.S.C.
         Section 7401, et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251, et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. Section 9601, et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 651; the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section 11001, et seq.); the Mine Safety and Health Act of 1977, as amended (30 U.S.C. Section 801, et seq.); the Safe Drinking Water Act (42 U.S.C.
         Section 300f, et seq.); and all comparable state and local laws, including, without limitation, the Carpenter-Presley-Tanner Hazardous Substance Account Act (State Superfund), the Porter-Cologne Water Quality Control Act, Section 25140, 25501(j) and (k), 25501.1,25281 and 25250.1 of the California Health and Safety Code and/or Article I of Title 22 of the California Code of Regulations, Division 4, Chapter 30;
         (3) comparable laws of other jurisdictions or orders and regulations thereunder; or (4) the presence of which causes or threatens to cause a nuisance, trespass or other common law tort upon real property or adjacent properties or poses or threatens to pose a hazard to the health or safety of persons or without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons; or (5) polychlorinated biphenyls (PCBs), asbestos, lead-containing paints or urea formaldehyde foam insulation.

                  4.13. Employees. There are no controversies pending or, to the best of Company's knowledge, threatened between either Company or the Company Subsidiaries and any of their respective employees that could reasonably be expected to have a Material Adverse Effect. Neither Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement with respect to any of their respective employees or any labor organization to which their respective employees or any of them belong.

                  4.14. Brokers and Finders. Except for the obligation to Morgan Stanley & Co. Inc. set forth in the Morgan Stanley Agreement, a copy of which has been delivered to Parent, neither Company nor any of the Company Subsidiaries is a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker or finder.

                  4.15. Scheduled Contracts. Except as set forth in the Company Disclosure Letter or as disclosed in the Company SEC Documents (each item listed or required to be listed in such Company Disclosure Letter or the Company SEC Documents being referred to herein as a "Scheduled Contract"), as of the date hereof, neither Company nor the Company Subsidiaries is a party or otherwise subject to:

                           (a) any employment, deferred compensation, bonus or consulting contract that (i) has a remaining term, as of the date of this Agreement, of more than one year in length of obligation on the part of Company or the Company Subsidiaries and is not terminable by Company or the Company Subsidiaries within one year without penalty or
         (ii) requires payment by Company or the Company Subsidiaries of $250,000 or more per annum;

                           (b) any advertising, brokerage, licensing, dealership, representative or agency relationship or contract requiring payment by Company or the Company Subsidiaries of $250,000 or more per annum;

                           (c) any contract or agreement that restricts Company or the Company Subsidiaries (or would restrict any Affiliate of Company or the Company Subsidiaries or the Surviving Corporation (including Merger Sub and its Subsidiaries) after the Effective Time of the Merger) from competing in any line of business with any Person or using or employing the services of any Person;

                           (d) any lease of real or personal property providing for annual lease payments by or to Company or the Company Subsidiaries in excess of $250,000 per annum other than (A) financing leases entered into in the ordinary course of business in which Company or the Company Subsidiaries is lessor and (B) leases of real property presently used by the Company Subsidiaries as offices or other facilities;

                           (e) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of Company or the Company Subsidiaries (other than as mortgagor or pledgor in the ordinary course of its banking business or as mortgagee, secured party or deed of trust beneficiary in the ordinary course of its banking business or as security for deposits of Governmental Entities in the ordinary course of its banking business) in personal property having a value of $250,000 or more;

                           (f) any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, welfare or employment plan or material agreement providing benefits to any present or former employees, officers or directors of Company or the Company Subsidiaries;

                           (g) any agreement to acquire equipment or any commitment to make capital expenditures of $500,000 or more;

                           (h) other than agreements entered into in the ordinary course of business, including sales of other real estate owned, any agreement for the sale of any property or assets in which Company or the Company Subsidiaries has an ownership interest or for the grant of any preferential right to purchase any such property or asset;

                           (i) any agreement for the borrowing of any money (other than liabilities or interbank borrowings made in the ordinary course of its banking business and reflected in the financial records of Company or the Company Subsidiaries);

                           (j) any guarantee or indemnification which involves the sum of $250,000 or more, other than letters of credit or loan commitments issued in the normal course of business;

                           (k) any material agreement which would be terminable other than by Company or the Company Subsidiaries as a result of the consummation of the transactions contemplated by this Agreement;

                           (l) any contract of participation with any other bank in any loan in excess of $1 million or any sales of assets of Company or the Company Subsidiaries with recourse of any kind to Company or the Company Subsidiaries except the sale of mortgage loans, servicing rights, repurchase or reverse repurchase agreements, securities or other financial transactions in the ordinary course of business;

                           (m) any agreement providing for the sale or servicing of any loan or other asset which constitutes a "recourse arrangement" under applicable regulation or policy promulgated by a Governmental Entity (except for agreements for the sale of guaranteed portions of loans guaranteed in part by the U.S. Small Business Administration and related servicing agreements);

                           (n) any contract relating to the provision of data processing services to Company or the Company Subsidiaries which provides for payments in excess of $250,000 per annum; or

                           (o) any other agreement of any other kind which involves future payments or receipts or performances of services or delivery of items requiring payment of $250,000 or more to or by Company or the Company Subsidiaries other than payments made under or pursuant to loan agreements, letters of credit and participation agreements entered into in the ordinary course of business.

Complete copies of all Scheduled Contracts, including all amendments and supplements thereto, have been delivered or made available to Parent.

                  4.16. Performance of Obligations. Each of Company and the Company Subsidiaries has performed in all respects all of the obligations required to be performed by it to date and is not in default under or in breach of any term or provision of any Scheduled Contract to which it is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach, except where such failure of performance, breach or default would not individually or in the aggregate have a Material Adverse Effect. Except for loans and leases made by Company or the Company Subsidiaries in the ordinary course of business, to Company's knowledge, no party to any Scheduled Contract is in default thereunder.

                  4.17. Certain Material Changes. Except as specifically required, permitted or effected by this Agreement, or as disclosed in the Company SEC Documents, since December 31, 2003, there has not been, occurred or arisen any of the following (whether or not in the ordinary course of business unless otherwise indicated):

                           (a)      any change in any of the assets,
         liabilities, permits, methods of accounting or accounting practices, business, or manner of conducting business, of Company or the Company Subsidiaries or any other event or development that has had, individually or in the aggregate, a Material Adverse Effect;

                           (b) any damage, destruction or other casualty loss (whether or not covered by insurance) that has had Material Adverse Effect;

                           (c) any amendment, modification or termination of any existing, or entry into any new, material contract or permit that has had a Material Adverse Effect;

                           (d) any disposition by Company or the Company Subsidiaries of an asset the lack of which has had a Material Adverse Effect; or

                           (e) any direct or indirect redemption, purchase or other acquisition by Company or the Company Subsidiaries of any equity securities or any declaration, setting aside or payment of any dividend or other distribution on or in respect of Company Stock whether consisting of money, other personal property, real property or other things of value (except for dividends permitted by Section 6.1(b)).

                  4.18. Licenses and Permits. Each of Company and the Company Subsidiaries has all material licenses and permits that are necessary for the conduct of its business, and such licenses are in full force and effect in all material respects. The respective properties, assets, operations and businesses of Company and the Company Subsidiaries are and have been maintained and conducted, in all material respects, in compliance with all such applicable licenses and permits. To the knowledge of Company, no proceeding is pending or threatened by any Governmental Entity which seeks to revoke or limit any such licenses or permits.

                  4.19. Undisclosed Liabilities. Except for liabilities or obligations which do not individually or in the aggregate have a Material Adverse Effect, neither Company nor the Company Subsidiaries has any liabilities or obligations, either accrued or contingent, that have not been: (a) reflected or disclosed in the Financial Statements of Company; (b) incurred subsequent to December 31, 2003 in the ordinary course of business consistent with past practices; or (c) disclosed in the Company Disclosure Letter or on any other Company List.

                  4.20.    Employee Benefit Plans.

                           (a) Company has previously made available to Parent copies of each "employee benefit plan," as defined in Section 3(3) of ERISA, of which Company or any member of the same controlled group of corporations, trades or businesses as Company within the meaning of Section 4001(a)(14) of ERISA ("ERISA Affiliates") is a sponsor or participating employer or as to which Company or any of its ERISA Affiliates makes contributions or is required to make contributions and which is subject to any provision of ERISA and covers any employee, whether active or retired, of Company or any of its ERISA Affiliates, together with all amendments thereto, all currently effective and related summary plan descriptions, the determination letter from the IRS, the annual reports for the most recent three years (Form 5500 including, if applicable, Schedule B thereto, and Form 11-K, if applicable) and a summary of material modifications prepared in connection with any such plan. Such plans are hereinafter referred to collectively as the "Employee Plans," and are listed in Section 4.20(a) of the Company Disclosure Letter. No Employee Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA. Each Employee Plan that is intended to be qualified in form and operation under Section 401(a) of the Code is so qualified and the associated trust for each such Employee Plan is exempt from tax under
         Section 501(a) of the Code. No event has occurred that will subject such Employee Plans to a material amount of tax under Section 511 of the Code. All amendments required to bring each Employee Plan into conformity with all of the applicable provisions of ERISA, the Code and all other applicable laws have been made, except to the extent that such amendments may be retroactively adopted under Section 401(b) of the Code and the regulations issued thereunder. Except as disclosed in the Company Disclosure Letter, all Employee Plans were in effect prior to January 1, 2004, and there has been no material amendment thereof (other than amendments required to comply with applicable law) or increase in the cost thereof or benefits thereunder on or after January 1, 2004.

                           (b) Company has previously made available to Parent copies or descriptions of each plan or arrangement maintained or otherwise contributed to by Company or any of its ERISA Affiliates which is not an Employee Plan and which (exclusive of base salary and base wages and any benefit required solely under the law of any state) provides for any form of current or deferred compensation, bonus, stock option, stock awards, stock-based compensation or other forms of incentive compensation or post-termination insurance, profit sharing, benefit, retirement, group health or insurance, disability, workers' compensation, welfare or similar plan or arrangement for the benefit of any employee or class of employees, whether active or retired, of Company or any of its ERISA Affiliates. Such plans and arrangements are hereinafter collectively referred to as "Benefit Arrangements"), and are listed in Section 4.20(b) of the Company Disclosure Letter. Except as disclosed in the Company Disclosure Letter, all Benefit Arrangements which are in effect were commenced or in effect prior to January 1, 2004. Except as disclosed in the Company Disclosure Letter, there has been no material amendment thereof or increase in the cost thereof or benefits payable thereunder since January 1, 2004. Except as set forth in the Company Disclosure Letter, there has been no material increase in the compensation of or benefits payable to any senior executive employee of Company or Company Subsidiaries since January 1, 2004, nor any employment, severance or similar contract entered into with any such employee, nor any amendment to any such contract, since January 1, 2004.

                           (c) With respect to all Employee Plans and Benefit Arrangements, Company and its ERISA Affiliates are in compliance (other than noncompliance the cost or liability for which would not have a Material Adverse Effect) with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, including but not limited to ERISA and the Code, applicable to such plans or arrangements. All government reports and filings required by law have been properly and timely filed and all information required to be distributed to participants or beneficiaries has been distributed with respect to each Employee Plan, including, if applicable, Form S-8 registration statements, Forms 11-K and prospectus disclosures with respect to Company Stock offered under any Employee Plan. Company and its ERISA Affiliates have performed all of their obligations under all such Employee Plans and Benefit Arrangements in all material aspects. There is no pending or, to the best of Company's or Company Subsidiaries' knowledge, threatened legal action, proceeding or investigation against or involving any Employee Plan or Benefit Arrangement, other than routine claims for benefits. No condition exists that could constitute grounds for the termination of any Employee Plan under Section 4042 of ERISA. No "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan, or any other employee benefit plan maintained by Company or any of its ERISA Affiliates which is covered by Title I of ERISA, which could subject any person (other than a person for whom Company or Company Subsidiaries is not directly or indirectly responsible) to liability under Title I of ERISA or to the imposition of tax under Section 4975 of the Code (other than any such transaction the cost or liability of which would not have a Material Adverse Effect). No Employee Plan subject to Part III of Subtitle B of Title I of ERISA or Section 412 of the Code, or both, has incurred any "accumulated funding deficiency," as defined in Section 412 of the Code, whether or not waived, nor has Company or Company Subsidiaries failed to make any contribution or pay any amount due and owing as required by the terms of any Employee Plan or Benefit Arrangement. No "reportable event" as defined in ERISA has occurred with respect to any of the Employee Plans. Neither Company nor any of its ERISA Affiliates has incurred nor expects to incur, directly or indirectly, any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA which could constitute a liability of the Surviving Corporation or of any of its Affiliates (including the Company Subsidiaries) at or after the Effective Time of the Merger (other than plans maintained prior to the Effective Time of the Merger by the Parent and any of its ERISA Affiliates).

                           (d) Neither Company nor any of its ERISA Affiliates has provided or is required to provide security to any Employee Plan pursuant to Section 401(a)(29) of the Code. Each of the Employee Plans that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS and neither Company nor the Company Subsidiaries knows of any fact that would adversely affect the qualified status of any such Employee Plan and which would not be correctible under the Employee Plans Correction Resolution System (Rev. Proc. 2003-44) without material cost to Company or any of its ERISA Affiliates. All contributions required to be made to each of the Employee Plans under the terms of the Employee Plan, ERISA, the Code or any other applicable laws have been timely made. Except as disclosed in the

         Company Disclosure Letter, the Financial Statements of Company properly reflect all amounts required to be accrued as liabilities to date under each of the Employee Plans. Except as disclosed in the Company Disclosure Letter, the fair market value of the assets of each Employee Plan and Benefit Arrangement that is funded, or required to be funded under the terms of the Employee Plan or Benefit Arrangement, ERISA, the Code or any other applicable law, equals or exceeds the liabilities, including the present value of benefit obligations, of such Employee Plan or Benefit Arrangement. The Company and Company Subsidiaries have no obligation to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by The Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or similar state statute.

                           (e) Except for the Scheduled Contracts or as set forth in the Company Disclosure Letter, each Employee Plan or Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee or other person can be terminated by Company within a period of 30 days following the Effective Time of the Merger, without liability to the Company or any Company Subsidiaries.

                           (f) All group health plans of Company and Company Subsidiaries have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and with the group health plan portability, access and renewability requirements of Sections 9801 through 9833 of the Code, and corresponding provisions of ERISA, in all material respects.

                           (g) Neither Company nor the Company Subsidiaries has used the services of (i) workers who have been provided by a third party contract labor supplier for more than six months or who may otherwise be eligible to participate in any of the Employee Plans or to an extent that would result in the disqualification of any of the Employee Plans or the imposition of penalties or excise taxes with respect to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity; (ii) temporary employees who have worked for more than six months or who may otherwise be eligible to participate in any of the Employee Plans or to an extent that would result in the disqualification of any of the Employee Plans or the imposition of penalties or excise taxes with respect to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity; (iii) individuals who have provided services to Company or the Company Subsidiaries as independent contractors for more than six months or who may otherwise be eligible to participate in the Employee Plans or to an extent that would result in the disqualification of any of the Employee Plans or the imposition of penalties or excise taxes with respect to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity; or (iv) leased employees, as that term is defined in section 414(n) of the Code.

                           (h) With respect to each Employee Plan that is funded wholly or partially through an insurance policy, there will be no material liability of Company or the Company Subsidiaries, as of the Closing Date, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

                  4.21. Corporate Records. The minute books of each of Company and the Company Subsidiaries accurately reflect all material corporate actions taken since January 1, 1999 to this date by the respective stockholders, board of directors and committees of each of Company and the Company Subsidiaries.

                  4.22. Accounting Records. Each of Company and the Company Subsidiaries maintains accounting records which fairly and accurately reflect, in all material respects, its transactions and accounting controls exist sufficient to provide reasonable assurances that such transactions are, in all material respects, (i) executed in accordance with its management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with GAAP.

                  4.23. Offices and ATMs. Company has furnished to Parent a list (the "Company Offices List") setting forth the headquarters of each of Company and the Company Subsidiaries (identified as such) and each of the offices and automated teller machines ("ATMs") maintained and operated by Company or the Company Subsidiaries (including, without limitation, representative and loan production offices and operations centers) and the location thereof. Except as set forth on the Company Offices List, neither Company nor the Company Subsidiaries maintains any other office or ATM or conducts business at any other location, and neither Company nor the Company Subsidiaries has applied for or received permission to open any additional branch or operate at any other location.

                  4.24. Agreements with Regulators. Except as set forth in the Company Disclosure Letter, neither Company nor any Subsidiary of Company is a party to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has Company been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such written agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions.

                  4.25. Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock to adopt this Agreement is the only vote of the holders of any class or series of Company capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

                  4.26. Power of Attorney. Neither Company nor the Company Subsidiaries has granted any Person a power of attorney or similar authorization that is presently in effect or outstanding.

                  4.27. Facts Affecting Regulatory Approvals. To the best knowledge of Company, there is no fact, event or condition applicable to Company or the Company Subsidiaries which will, or reasonably could be expected to, adversely affect the likelihood of securing the requisite approvals or consents of any Governmental Entity to the Merger and the transactions contemplated by this Agreement.

                  4.28. Indemnification. Other than pursuant to the provisions of their respective Certificate of Incorporation or Articles of Association, as the case may be, or Bylaws, or as disclosed in the Company Disclosure Letter, the Company SEC Filings, the Morgan Stanley Agreement, the Scheduled Contracts, or pursuant to non-material leases, vendor or other similar contracts entered into in the ordinary course of business, neither Company nor the Company Subsidiaries is a party to any indemnification agreement with any of its present or past officers, directors, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of Company or the Company Subsidiaries ("Covered Parties"), and to the best knowledge of Company, there are no claims for which any Covered Party would be entitled to indemnification by Company or the Company Subsidiaries if such provisions were deemed in effect.

                  4.29. Community Reinvestment Act. Bank has received a rating of "satisfactory" in its most recent examination or interim review with respect to the Community Reinvestment Act. Bank has not been advised of any material supervisory concerns regarding Bank's compliance with the Community Reinvestment Act.

                  4.30.    Derivative Transactions.

                           (a) Except as would not have a Material Adverse Effect, all Derivative Transactions (as defined herein) entered into by Company or any of its Subsidiaries were entered into in accordance with applicable rules, regulations and policies of any Governmental Entity, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Company and its Subsidiaries, and were entered into with counterparties who are financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions; and Company and each of its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to Company's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

                           (b)      For purposes of this Section 4.30,
         "Derivative Transactions" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term "Derivative Transactions" shall not include any Company Stock Options.

                  4.31. Trust Administration. Bank presently maintains trusts or exercises trust powers, including, but not limited to, trust administration and has performed such activities in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards which are of material consequence to Bank's trust business. The term "trusts" as used in this Section 4.31 includes (i) any and all common law or other trusts between an individual, corporation or other entities and Bank or any of its predecessors, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, inter vivos, and charitable trust indentures; (ii) any and all decedents' estates where Bank or any of its predecessors is serving or has served as a co-executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where Bank or any of its predecessors is serving or has served as a co-grantor or a sole grantor or a conservator or co-conservator of the estate, or any similar fiduciary capacity; and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which Bank or any of its predecessors is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

                  4.32. Disclosure Documents and Applications. None of the information supplied or to be supplied by Company in writing ("Company Supplied Information") for inclusion in any documents to be filed with the SEC, the FRB or any other Governmental Entity in connection with the transactions contemplated in this Agreement, will, at the respective times such documents are filed or become effective, or with respect to the Proxy Statement when mailed, with respect to the Company Supplied Information, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  4.33. Intellectual Property. To the best knowledge of Company, Company and the Company Subsidiaries own or have a valid license to use all trademarks, trade names and service marks (including any registrations or applications for registration of any of the foregoing) (collectively, "Company Intellectual Property") necessary to carry on their business substantially as currently conducted, except where such failures to own or validly license such Company Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Company nor any of the Company Subsidiaries has received any notice of infringement of or conflict with, and to Company's knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Company Intellectual Property that, individually or in the aggregate, in either such case, would reasonably be expected to have a Material Adverse Effect.

                  4.34.    State Takeover Laws; Company Rights Agreement.

                           (a) The Board of Directors of Company has approved this Agreement and the transactions contemplated hereby, and taken such other actions, and such actions are sufficient, to render inapplicable to this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, all state takeover statutes and any similar "takeover" or "interested stockholder" law.

                           (b) Company has taken all action, if any, necessary or appropriate so that the entering into of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not result in the ability of any person to exercise any Rights (as defined in the Company Rights Agreement) under the Company Rights Agreement or enable or require any Rights to separate from the shares of Company Stock to which they are attached or to be triggered or become exercisable. No "Distribution Date" or "Stock Acquisition Date" (as such terms are defined in the Company Rights Agreement) has occurred.

                  4.35. Registration Obligation. Neither Company nor the Company Subsidiaries is under any obligation, contingent or otherwise, to register any of their respective securities under the Securities Act.

                  4.36. Opinion of Morgan Stanley & Co. Company has received the opinion of Morgan Stanley & Co., Inc., dated as of the date hereof, to the effect that, based upon and subject to the matters set forth in the Opinion, the Merger Consideration is fair from a financial point of view to the holders of the Company Stock.

                  4.37.    Loans; Investments.

                           (a) The outstanding loans, including guarantees thereon, originated by Bank have been documented in all material respects in accordance with the policies of Bank, including guarantees thereon, and all loans purchased by or participated in by Bank are documented in a manner substantially consistent with such policies in all material respects. Neither Company nor any Company Subsidiary (other than Bank), originates or makes extensions of credit.

                           (b) Except for pledges to secure public and trust deposits and borrowings in the ordinary course of business, none of the investments reflected in the Financial Statements of Company under the heading "Investment Securities," and none of the investments made by Company, Bank or any Company Subsidiary since December 31, 2003 is subject to any restriction, whether contractual or statutory, which materially impairs the ability of Company, Bank or Company Subsidiary to freely dispose of such investment at any time, other than those restrictions permitted or imposed on securities held for investment under GAAP. With respect to all material repurchase agreements to which Company, Bank or any Company Subsidiary, is a party, Company, Bank or Company Subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement. Except for any securities sold subject to repurchase obligations in the normal course of business and any loans or loan participations subject to customary repurchase obligations, none of Company, Bank or Company Subsidiaries has sold or otherwise disposed of any assets in a transaction in which the acquirer of such assets or other person has the right, either conditionally or absolutely, to require Company, Bank or any Company Subsidiary to repurchase or otherwise reacquire any such assets.

                           (c) All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States of the United States and their political subdivisions, and other investment securities classified as "held to maturity" and "available for sale" held by Company, Bank and Company Subsidiaries, as reflected in the Financial Statements of Company, were classified and accounted for in accordance with Statement of Financial Accounting Standards No. 115 and the intentions of management.

                           4.38. Allowance for Loan and Lease Losses. Company's allowance for loan and lease losses was determined by application of the Company's policies and procedures on a basis consistently applied from prior periods and represents management's good faith estimate of reasonably expectable losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding (including accrued interest receivable) as of that date.

                                   ARTICLE 5.

                    REPRESENTATIONS AND WARRANTIES OF Parent

         Parent represents and warrants to Company as follows, except as set forth in the Parent Disclosure Letter:

                  5.1. Incorporation, Standing and Power. Parent has been duly organized, is validly existing and in good standing as a corporation under the laws of the State of Delaware and is registered as a bank holding company under the BHC Act. Merger Sub has been duly organized, is validly existing and in good standing as a corporation under the laws of the State of Delaware. Merger Sub has conducted no business or operations and has no material liabilities other than its obligations under this Agreement.

                  5.2. Authority. The execution and delivery by Parent of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent. The execution and delivery by Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Merger Sub. This Agreement is a valid and binding obligation of Parent and Merger Sub, in each case enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Neither the execution and delivery by Parent or Merger Sub of this Agreement, the consummation of the transactions contemplated herein, nor compliance by Parent and Merger Sub with any of the provisions hereof, will: (a) conflict with or result in a breach of any provision of its respective Certificate of Incorporation, as amended, or Bylaws, as amended; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which Parent or any Subsidiary of Parent is a party, or by which Parent or any Subsidiary of Parent or any of its properties or assets is bound (except as would not be reasonably likely to have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement); or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any Subsidiary of Parent or any of its respective properties or assets. No consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of Parent or any of its Subsidiaries, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by Parent or Merger Sub of this Agreement, or the consummation by Parent and Merger Sub of the Merger or the transactions contemplated hereby, except (i) such approvals as may be required by the FRB under the BHC Act; and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

                  5.3. Parent Stockholder Consent. BNP Paribas, the sole stockholder of Parent, has approved this Agreement and the transactions contemplated hereby.

                  5.4. Other Governmental Approvals. The execution, delivery and performance of this Agreement by Parent and Merger Sub do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Entity in the Republic of France.

                  5.5. Financing. Parent has available sufficient cash or other liquid assets or financial resources which may be used to fund the Merger and perform its other obligations hereunder. Parent's ability to consummate the transactions contemplated by this Agreement is not contingent on raising any equity capital, obtaining financing therefor, consent of any lender or any other matter.

                  5.6. Litigation. No claim, action, proceeding or investigation is pending or, to the knowledge of Parent, threatened, that seeks to delay or prevent the consummation of, or that would be reasonably likely to materially adversely affect Parent's or Merger Sub's ability to consummate the transactions contemplated by this Agreement.

                  5.7. Brokers and Finders. Except for the obligation to Lehman Brothers, Inc., as set forth in a letter agreement dated March 1, 2004, Parent is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker or finder.

                  5.8. Facts Affecting Regulatory Approvals. To the best knowledge of Parent, there is no fact, event or condition applicable to Parent or any of its Subsidiaries which will, or reasonably could be expected to, adversely affect the likelihood of promptly securing the requisite approvals or consents of any Governmental Entity to the Merger.

                  5.9. Community Reinvestment Act. BW has received a rating of "satisfactory" in its most recent examination or interim review with respect to the Community Reinvestment Act. BW has not been advised of any material supervisory concerns regarding BW's compliance with the Community Reinvestment Act.

                  5.10. Accuracy of Information Furnished for Company Proxy Statement. None of the information supplied or to be supplied by Parent in writing ("Parent Supplied Information") for inclusion in any documents to be filed by Company with the SEC or any other Governmental Entity in connection with the transactions contemplated in this Agreement, will, at the respective times such documents are filed or become effective, or with respect to the Proxy Statement when mailed, with respect to the Parent Supplied Information, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  5.11. Investment in Company Shares. Neither Parent nor Merger Sub nor any Affiliate of Parent or Merger Sub owns or controls, directly or indirectly, any capital stock of Company, other than in accordance with and as permitted by the Confidentiality Agreement.

                                   ARTICLE 6.

            COVENANTS OF Company PENDING EFFECTIVE TIME OF THE MERGER

         Company covenants and agrees with Parent and Merger Sub as follows:

                  6.1. Limitation on Conduct Prior to Effective Time of the Merger. Between the date hereof and the earlier of the Effective Time of the Merger or the termination of the Agreement, except as contemplated by this Agreement and subject to requirements of law and regulation, Company agrees to conduct its business (and to cause the Company Subsidiaries to conduct their respective businesses) in the ordinary course in substantially the manner heretofore conducted and in accordance with sound banking practices, and Company shall not (and shall cause the Company Subsidiaries to not), without the prior written consent of Parent; which consent shall not be unreasonably withheld or delayed:

                           (a) issue, sell or grant any Company Stock (except pursuant to the exercise of Company Stock Options outstanding as of the date hereof), any other securities (including long term debt) of Company or the Company Subsidiaries, or any rights, stock appreciation rights, options or securities to acquire any Company Stock, or any other securities (including long term debt) of Company or the Company Subsidiaries or enter into any agreements to take any such actions;

                           (b) (i) other than dividends by a direct or indirect wholly-owned Subsidiary of Company to its parent, declare, set aside or pay any dividend (except for the regular quarterly cash dividend in respect of the first fiscal quarter of 2004 which shall not exceed $0.24 per share of Company Stock, and thereafter, regular quarterly cash dividends not to exceed the lesser of (x) $0.24 per share of Company Stock or (y) an amount per share of Company Stock equal to the quotient obtained by dividing (A) 60% of the Average Net Income of the Company (where "Average Net Income" is equal to the quotient obtained by dividing (a) the sum of the net income of the Company (1) for the fiscal quarter in respect of which the dividend has been declared and (2) the immediately preceding fiscal quarter by (b) two) by (B) the number of outstanding shares of Company Stock on the record date for such dividend) or make any other distribution upon any of the capital stock of Company or the Company Subsidiaries, or (ii) split, combine or reclassify any shares of capital stock or other securities of Company or the Company Subsidiaries;

                           (c) purchase, redeem or otherwise acquire any capital stock or other securities of Company or the Company Subsidiaries or any rights, options, or securities to acquire any capital stock or other securities of Company or the Company Subsidiaries (other than the redemption upon maturity of the Company's subordinated notes and the issuance of Company Stock upon the exercise of Company Stock Options that are outstanding as of the date hereof in accordance with their present terms);

                           (d) except as may be required to effect the transactions contemplated herein, amend its Certificate of Incorporation or Articles of Association, as the case may be, or Bylaws;

                           (e) grant any general or uniform increase in the rate of pay of employees or employee benefits;

                           (f) except as provided in the Company Disclosure Letter and in Section 12.1, grant any increase in salary, incentive compensation or employee benefits or pay any bonus to any Person or voluntarily accelerate the vesting of any employee benefits, other than payments of bonuses consistent with past practice pursuant to plans in effect on the date hereof and disclosed in the Company Disclosure Letter and increases in salary consistent with past practice to Persons eligible for such salary increases on the anniversary dates of their employment, provided that the percentage increase in salaries for all such Persons shall not exceed three percent on average;

                           (g) make any capital expenditure or commitments with respect thereto in excess of $500,000 with respect to any item or project or in the aggregate with respect to any related items or projects, except for capital expenditures described in the Company Disclosure letter and ordinary repairs, renewals and replacements;

                           (h) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court in any tax litigation or any appeal from an asserted deficiency, or file or amend any federal, foreign, state or local tax return, or make any tax election that is inconsistent with Company's current tax election practices;

                           (i) change or make any tax elections or its tax or accounting policies and procedures or any method or period of accounting unless required by GAAP or a Governmental Entity;

                           (j) grant or commit to grant any extension of credit or amend the terms of any such credit outstanding on the date hereof to any executive officer, director or holder of 10% or more of the outstanding Company Stock, or any Affiliate of such Person;

                           (k) close or relocate any offices at which business is conducted or open any new offices; except as described in the Company Disclosure Letter

                           (l) except as provided in the Company Disclosure Letter and in Section 12.1, adopt or enter into any new employment agreement or other employee benefit plan or arrangement or amend or modify any employment agreement or employee benefit plan or arrangement of any such type except for such amendments as are required by law;

                           (m) initiate, solicit or knowingly encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate or have any discussions with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange or issuance agreement, option agreement, or other similar agreement related to any Competing Transaction or propose or agree to do any of the foregoing, or authorize any of its or the Company Subsidiaries' officers, directors or employees or any investment banker, financial advisor, attorney, accountant or any other representative retained by it or any of its Affiliates (the "Representatives") to take any such action, and will cause the Representatives and the Company Subsidiaries not to take any such action, and Company shall promptly notify Parent (orally and in writing) of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters, including the identity of the offeror or Person making the request or inquiry. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving Company or the Company Subsidiaries and any Person other than Parent or any of its
         Affiliates: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of Company or the Company Subsidiaries representing 15% or more of the consolidated assets of Company and the Company Subsidiaries; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock), representing 15% or more of the voting power of Company or the Company Subsidiaries; or a tender offer or exchange offer for at least 15% of the outstanding shares of Company. Company will immediately cease and cause to be terminated (and will cause the Company Subsidiaries to cease and terminate) any existing activities, discussions or negotiations with any parties (other than Parent and its Affiliates and representatives) conducted heretofore with respect to any of the foregoing. Company shall (and shall cause the Company Subsidiaries to) take the necessary steps to inform promptly the appropriate individuals or entities referred to above of the obligations undertaken in this Section. Company shall notify Parent (orally and in writing) within 24 hours of the receipt of any such inquiries, proposals or offers, the request for any such information, or the initiation or continuation of any such negotiations or discussions which are sought to be initiated or continued with Company and the Company Subsidiaries. Company shall promptly request each other Person, other than Parent, that has, since January 1, 2001, executed a confidentiality agreement in connection with its consideration of entering into a business combination with Company and the Company Subsidiaries (other than a business combination in which Company or a Company Subsidiary would acquire control of such Person) to return all confidential information heretofore furnished to such person by or on behalf of Company and the Company Subsidiaries and enforce any such confidentiality agreements. Notwithstanding any other provision in this
         Section 6.1(m) or any other provision of this Agreement, prior to the duly convened Company Stockholders' Meeting, and subject to compliance with the other terms of this Section 6.1(m), and to first entering into a confidentiality agreement having provisions that are no less favorable to Company than those contained in the Confidentiality Agreement, the Board of Directors of Company shall be permitted to engage in discussions or negotiations with, and provide nonpublic information or data to, any Person in response to an unsolicited bona fide written proposal for a Competing Transaction by such Person first made after the date hereof which the Board of Directors of Company concludes in good faith (after consultation with a financial advisor of nationally recognized reputation in similar transactions) constitutes or is reasonably likely to result in a Superior Proposal (as defined below), and to recommend such Superior Proposal to the holders of Company Stock, if and only to the extent that the Board of Directors of Company reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with its fiduciary duties under applicable law; provided, that Company shall have given Parent (orally and in writing) at least 36 hours prior notice of its intent to do so before taking the first of any such actions with any one such Person; provided, further, that Company and the Board of Directors of Company shall keep Parent informed of the status and terms of any such proposals, offers, discussions or negotiations on a prompt basis, including by providing a copy of all material documentation or correspondence relating thereto. For purposes of this Agreement, "Superior Proposal" shall mean a bona fide written proposal for a Competing Transaction which the Board of Directors concludes in good faith, after consultation with a financial advisor of nationally recognized reputation in similar transactions and its legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (i) is more favorable to the Company's stockholders from a financial point of view, than the transactions contemplated by this Agreement and (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided, that, for purposes of this definition of "Superior Proposal" the term Competing Transaction shall have the meaning assigned to such term in this Section 6.1(m), except that the reference to "15% or more" in the definition of Competing Transaction shall be deemed to be a reference to "a majority". Nothing in this
         Section 6.1(m) shall prohibit Company or its Board of Directors from taking and disclosing to the Company stockholders a position with respect to a Competing Transaction to the extent required under the Exchange Act, or from making such disclosure to the Company stockholders which, after consultation with outside counsel, the Board determines is otherwise required under applicable law; provided, that taking any such action required to comply with any such obligations shall not in any way limit or modify the effect that any action so taken has under any other provision of this Agreement, including, without limitation, Section 13.1(j). Notwithstanding any other provision in this Section 6.1(m) or any other provision of this Agreement, Company may waive any provision of any confidentiality agreement entered into as provided above if the Board of Directors of Company, in the exercise of its fiduciary duties under applicable law, reasonably determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law and Company also contemporaneously waives similar provisions of the Confidentiality Agreement;

                           (n) grant any Person a power of attorney or similar authority;

                           (o) make any investment by purchase of stock or securities (including an Investment Security), contributions to capital, property transfers or otherwise in any other Person, except for federal funds, obligations of the United States Treasury or an agency of the United States Government the obligations of which are entitled to or implied to have the full faith and credit of the United States government and which have an original maturity not in excess of one year, bank qualified investment grade municipal bonds, in any case, in the ordinary course of business consistent with past practices and which are not designated as trading;

                           (p) amend or modify any Scheduled Contract or enter into any agreement or contract that would be required to be a Scheduled Contract under Section 4.15; provided, that Company and any Company Subsidiary may renew an existing Scheduled Contract in the ordinary course of business on substantially equivalent terms;

                           (q) sell, transfer, mortgage, encumber or otherwise dispose of any assets or release or waive any claim, except in the ordinary course of business and consistent with past practices;

                           (r) take any action which would or could reasonably be expected to (i) adversely affect the ability of Parent or Company to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect Company's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of Parent's or Company's obligations hereunder, as set forth in Articles 9, 10 or 11 herein not being satisfied;

                           (s)      make any special or extraordinary
         distributions or payments to any Person;

                           (t) reclassify any Investment Security from held-to-maturity or available for sale to trading, unless required by changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally;

                           (u) sell any security other than in the ordinary course of business, except as provided in the Company Disclosure Letter;

                           (v) take title to any real property without conducting prior thereto an environmental investigation, which investigation shall not reflect the presence of any suspected environmental contamination;

                           (w) settle any material claim, action or proceeding involving any material liability for monetary damages or enter into any settlement agreement containing material obligations;

                           (x) make, acquire a participation in, or reacquire an interest in a participation sold of, any loan, commitment to make a loan or other extension of credit, that is not in compliance with its normal credit underwriting standards, policies and procedures as in effect on December 31, 2003 or which would involve a credit exposure on the part of the Company or any Company Subsidiary, of $10,000,000 or more;

                           (y) incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other person, except for (i) in connection with banking transactions with banking customers in the ordinary course of business, or (ii) short-term borrowings made at prevailing market rates and terms consistent with prior practice;

                           (z)      enter into any new material line of
         business;

                           (aa) engage in any material transaction or incur or sustain any material obligation not in the ordinary course of business consistent with past practice;

                           (bb) except as contemplated by Section 4.34, modify, amend or waive any provision of, or terminate the Company Rights Plan, or redeem any of the rights outstanding thereunder, unless the Board of Directors of Company determines reasonably and in good faith (after consultation with outside legal counsel) that the failure to take any such action would be inconsistent with its fiduciary duties under applicable law; or

                           (cc) agree or make any commitment to take any actions prohibited by this Section 6.1.

                  6.2. Affirmative Conduct Prior to Effective Time of the Merger. Between the date hereof and the Effective Time of the Merger, Company shall (and shall cause the Company Subsidiaries to):

                           (a) use its commercially reasonable efforts consistent with this Agreement to maintain and preserve intact its present business organization and to maintain and preserve its relationships and goodwill with account holders, borrowers, employees and others having business relationships with Company or the Company Subsidiaries;

                           (b) use its commercially reasonable efforts to keep in full force and effect all of the existing material permits and licenses of Company and the Company Subsidiaries;

                           (c) use its commercially reasonable efforts to maintain insurance coverage at least equal to that now in effect on all properties which it owns or leases and on its business operations;

                           (d) perform its material contractual obligations and not become in material default on any such obligations;

                           (e) duly observe and conform in all material respects to all lawful requirements applicable to its business;

                           (f) maintain its assets and properties in good condition and repair, normal wear and tear excepted;

                           (g) file all Tax Returns required to be filed with any tax authority in accordance with all applicable laws, timely pay all Taxes due and payable as shown in the respective Tax Returns that are so filed and ensure that the Tax Returns will, as of the time of filing, be based on tax positions that have substantial support under all applicable laws;

                           (h) promptly notify Parent regarding receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent's report, any notice of proposed assessment, or any other similar notification of potential adjustments to the Tax liabilities or attributes of Company, or any actual or threatened collection enforcement activity by any Tax authority with respect to tax liabilities of Company;

                           (i) make available to Parent monthly unaudited balance sheets and income statements of Company within 25 days after the close of each calendar month;

                           (j) use its commercially reasonable efforts to obtain any third party consent with respect to any contract, agreement, lease, license, arrangement, permit or release that is material to the business of Company and the Company Subsidiaries on a consolidated basis or that is contemplated in this Agreement as required in connection with the Merger; provided, however, that no such third party consent need be obtained if a material amount of monetary consideration is required; and

                           (k) maintain an allowance for loan and lease losses consistent with practices and methodology as in effect on the date of the execution of this Agreement provided that the dollar amount of such allowance shall be, in any event, maintained at a level which is at least equal to the amount thereof at December 31, 2003.

                  6.3. Access to Information. Company will afford, upon reasonable notice, to Parent and its representatives, counsel, accountants, agents and employees reasonable access during normal business hours to all of their business, operations, properties, books, files and records and will do everything reasonably necessary to enable Parent and its representatives, counsel, accountants, agents and employees to make a complete examination of the financial statements, business, assets and properties of Company and the Company Subsidiaries and the condition thereof and to update such examination at such intervals as Parent shall deem appropriate. Such examination shall be conducted in cooperation with the officers of Company and the Company Subsidiaries and in such a manner as to minimize any disruption of, or interference with, the normal business operations of Company and the Company Subsidiaries. Upon the request of Parent, and upon Parent's execution and delivery of a customary waiver, Company will request E&Y to provide reasonable access to representatives of PwC working on behalf of Parent to auditors' work papers with respect to the business and properties of Company and the Company Subsidiaries, including tax accrual work papers prepared for Company and the Company Subsidiaries during the preceding 60 months, other than (a) books, records and documents covered by the attorney-client privilege, or that are attorneys' work product, and (b) books, records and documents that Company or the Company Subsidiaries are legally obligated to keep confidential. No examination or review conducted under this section shall constitute a waiver or relinquishment on the part of Parent of the right to rely upon the representations and warranties made by Company herein. All documents and information concerning Company and the Company Subsidiaries so obtained from any of them (except to the extent that such documents or information are a matter of public record or require disclosure in the Proxy Statement or any of the public portions of any applications required to be filed with any Governmental Entity to obtain the approvals and consents required to effect the transactions contemplated hereby), shall be subject to the Confidentiality Agreement.

                  6.4. Filings. Company agrees that through the Effective Time of the Merger, each of Company's or the Company Subsidiaries' reports, proxy statements, registrations, statements and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with all the applicable statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, proxy statement, registration, statement or other filing that is intended to present the financial position of the entity to which it relates will fairly present the financial position of such entity and will be prepared in accordance with GAAP or applicable banking regulations consistently applied during the periods involved.

                  6.5. Notices; Reports. Company will promptly notify Parent of any event of which Company obtains knowledge which has had or may have a Material Adverse Effect, or in the event that Company determines that it is unable to fulfill any of the conditions to the performance of Parent's obligations hereunder, as set forth in Articles 9 or 11 herein, and Company will furnish Parent (i) as soon as available, and in any event within one Business Day after it is mailed or delivered to the Board of Directors of Company or the Company Subsidiaries or committees thereof, any report by Company or the Company Subsidiaries for submission to the Board of Directors of Company or the Company Subsidiaries or committees thereof, provided, however, that Company need not furnish to Parent communications of Company's legal counsel regarding Company's rights and obligations under this Agreement or the transactions contemplated hereby, or other communication or incident to Company's actions pursuant to Section 6.1(m) hereof, or books, records and documents covered by confidentiality agreements or the attorney-client privilege, or which are attorneys' work product, (ii) as soon as available, all proxy statements, information statements, financial statements, reports, letters and communications sent by Company to its stockholders or other security holders, and all reports filed by Company or the Company Subsidiaries with the SEC, FRB, the OCC or other Governmental Entities, and (iii) such other existing reports as Parent may reasonably request relating to Company or the Company Subsidiaries.

                  6.6. Company Stockholders' Meeting. As promptly as practicable after the execution of this Agreement, Company will take action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders to consider and vote upon this Agreement and the transactions contemplated hereby so as to permit the consummation of the transactions contemplated hereby. The Board of Directors of Company shall recommend that its stockholders approve and adopt this Agreement and the transactions contemplated hereby, including the Merger; provided, however, that the Board of Directors of Company may withdraw, modify or change its recommendation to the stockholders if the Board determines in good faith, following consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable law. Subject to the proviso of the immediately preceding sentence, Company will use its commercially reasonable efforts to obtain the requisite affirmative vote of the holders of the outstanding Company Stock for the approval and adoption of this Agreement and the Merger.

                  6.7. Applications. Company will promptly prepare or cause to be prepared the Proxy Statement and will duly send the same to the holders of the Company Stock in connection with the Company Stockholders' Meeting, and further agrees to provide any information requested by Parent for the preparation of any applications necessary to consummate the transactions contemplated hereby. Company shall afford Parent a reasonable opportunity to review all such applications and all amendments and supplements thereto before the filing thereof. Company covenants and agrees that, with respect to the information relating to Company or the Company Subsidiaries, the Proxy Statement will comply in all material respects with the provisions of applicable law, and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Company will use its commercially reasonable efforts to assist Parent in obtaining all approvals or consents of Governmental Entities necessary to effect the Merger and the transactions contemplated herein.

                                   ARTICLE 7.

                       COVENANTS OF PARENT AND MERGER SUB

         Parent and Merger Sub covenant and agree with Company as follows:

                  7.1. Limitation on Conduct Prior to Effective Time of the Merger. Between the date hereof and the Effective Time of the Merger, except as contemplated by this Agreement and subject to requirements of law and regulation generally applicable to bank holding companies and banks, each of Parent and its Subsidiaries shall not, without the prior written consent of Company, which consent Company shall not unreasonably withhold or delay:

                           (a) take any action which would or is reasonably likely to (i) adversely affect the ability of Parent to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect Parent's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of Company's or Parent's obligations hereunder, as set forth in Articles 10 or 11 herein not being satisfied; or

                           (b) agree or make any commitment to take any actions prohibited by this Section 7.1.

                  7.2. Applications. Parent will, as promptly as practicable, but in any event within 30 days of the date hereof, prepare and file in final form or cause to be prepared and filed in final form (it being recognized that the FRB or other applicable Governmental Entities may require supplemental filings after such filing in final form) (i) an application for approval of the Merger with the FRB; and (ii) any other applications necessary to consummate the transactions contemplated hereby. Parent shall afford Company a reasonable opportunity to review all such applications (except for the confidential portions thereof) and all amendments and supplements thereto before the filing thereof.

                  7.3. Notices; Reports. Parent will promptly notify Company in the event that Parent determines that it is unable to fulfill any of the conditions to the performance of Company's obligations hereunder, as set forth in Articles 9 or 10 herein.

                  7.4.     Indemnification and Directors' and Officers'
Insurance.

                           (a) From and after the Effective Time of the Merger, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time of the Merger, an officer or director of Company or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Company or any Subsidiary of Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time of the Merger, whether asserted or claimed prior to, or at or after, the Effective Time of the Merger (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) ("Indemnified Liabilities") to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Company pursuant to Company's Certificate of Incorporation, Bylaws and indemnification agreements, if any, in existence on the date hereof with any directors or officers of Company and its Subsidiaries.

                           (b)      For a period of six years after the
         Effective Time of the Merger, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Company (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage, amounts and retentions containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time of the Merger; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid as of the date hereof by Company for such insurance ("Company's Current Premium"), and if such premiums for such insurance would at any time exceed 200% of Company's Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation's good faith determination, provide the maximum coverage available at an annual premium equal to 200% of Company's Current Premium.

                           (c) The Surviving Corporation shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and other obligations provided for in this Section 7.4.

                           (d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.4.

                           (e) The provisions of this Section 7.4, (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have or contract or otherwise.

                  7.5. Employee Plans. From and after the Effective Time of the Merger, Parent shall and shall cause the Surviving Corporation to honor the arrangements regarding continuation of employee health, dental, vision and life insurance coverage, payments pursuant to the Company's Annual Incentive Plan and other cash incentive plans for calendar year 2004, and the obligations under the Directors Deferred Compensation Plan and the Executive Severance Plan described in the Company Disclosure Letter.

                                   ARTICLE 8.

                              ADDITIONAL COVENANTS

         The parties hereto hereby mutually covenant and agree with each other as follows:

                  8.1. Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable.

                  8.2. Public Announcements. No press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby shall be made by Parent or Company unless the other party shall have provided its prior consent (which shall not be unreasonably withheld, delayed or conditioned) to the form and substance thereof; provided, however, that nothing herein shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law.

                                   ARTICLE 9.

                       CONDITIONS PRECEDENT TO THE MERGER

         The obligations of each of the parties hereto to consummate the transactions contemplated herein are subject to the satisfaction, on or before the Closing Date, of the following conditions:

                  9.1. Stockholder Approval. The Agreement and the transactions contemplated hereby shall have received all requisite approvals of the stockholders of Company.

                  9.2. No Judgments or Orders. No judgment, decree, injunction, order or proceeding shall be outstanding by any Governmental Entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside, the Merger substantially in the form contemplated by this Agreement.

                  9.3. Regulatory Approvals. To the extent required by applicable law or regulation, all approvals or consents of any Governmental Entity, including, without limitation, those of the FRB, shall have been obtained or granted for the Merger and the transactions contemplated hereby and the applicable waiting period under all laws shall have expired; provided, that, in respect of such conditions to the obligations of Parent and Merger Sub, such approvals or consents shall have been granted without any condition or restriction upon Parent or the Surviving Corporation, or any of their respective Subsidiaries or Affiliates which would reasonably be expected to have a material adverse effect after the Effective Time on the present or prospective consolidated financial condition, business or operating results of Parent or the Surviving Corporation or any of their respective Subsidiaries or Affiliates or otherwise materially and adversely impair the economic benefits to the combined enterprise (i.e., Parent, the Surviving Corporation and their respective Subsidiaries) of the transactions contemplated hereby. All other statutory or regulatory requirements for the valid completion of the transactions contemplated hereby shall have been satisfied.

                                   ARTICLE 10.

               CONDITIONS PRECEDENT TO THE OBLIGATIONS OF Company

         All of the obligations of Company to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by Company:

                  10.1. Representations and Warranties; Performance of Covenants. All the covenants, terms and conditions of this Agreement to be complied with and performed by Parent or Merger Sub on or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of Parent contained in Article 5 hereof shall have been true and correct in all respects on and as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date or for changes expressly contemplated by this Agreement) on and as of the Closing Date, subject to such exceptions as would not (individually or in the aggregate) have a material adverse effect on Parent and its Subsidiaries, taken as a whole, with the same effect as though such representations and warranties had been made on and as of the Closing Date (it being understood that, for purposes of determining the effect of such exceptions, all materiality qualifications contained in such representations and warranties shall be disregarded).

                  10.2. Officers' Certificate. There shall have been delivered to Company on the Closing Date a certificate executed by the Chief Executive Officer and the Chief Financial Officer of Parent and Merger Sub certifying, to the best of their knowledge, compliance with all of the provisions of Section 10.1.

                  10.3. Employee Benefit Plans. Company shall have received evidence reasonably satisfactory to it that all of Company's employee benefit plans, programs and arrangements, including, without limitation, the Company 401(k) Plan and the Company Stock Options, have been treated as provided in
Article 12 of this Agreement.

                                   ARTICLE 11.

          CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

         All of the obligations of Parent and Merger Sub to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by Parent:

                  11.1. Representations and Warranties; Performance of Covenants. All the covenants, terms and conditions of this Agreement to be complied with and performed by Company at or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of Company contained in Article 4 hereof shall have been true and correct in all respects on and as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date or for changes expressly contemplated by this Agreement) on and as of the Closing Date, subject to such exceptions as would not (individually or in the aggregate) have a Material Adverse Effect, with the same effect as though such representations and warranties had been made on and as of the Closing Date (it being understood that, for purposes of determining the effect of such exceptions, all Material Adverse Effect and materiality qualifications contained in such representations and warranties shall be disregarded).

                  11.2. Authorization of Merger. All actions necessary to authorize the execution, delivery and performance of this Agreement by Company and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and stockholders of Company.

                  11.3. Absence of Certain Changes. Between the date of this Agreement and the Effective Time of the Merger, there shall not have occurred any event that constitutes, either individually or in the aggregate, a Material Adverse Effect.

                  11.4. Officers' Certificate. There shall have been delivered to Parent on the Closing Date a certificate executed by the Chief Executive Officer and the Chief Financial Officer of Company certifying, to the best of their knowledge, compliance with all of the provisions of Sections 11.1,
11.2 and 11.3.

                  11.5. Company Dissenting Shares. The number of shares of Company Stock which constitute Company Dissenting Shares, and with respect to which the holders thereof shall have not failed to perfect or have not effectively withdrawn or lost the right to dissent from the Merger under the DGCL at the Effective Time of the Merger, shall not exceed 10% of the Company Stock issued and outstanding as of the Closing Date.

                  11.6. Employee Benefit Plans. Parent shall have received satisfactory evidence that all of Company's employee benefit plans, programs and arrangements, including, without limitation, the Company 401(k) Plan and the Company Stock Options, have been treated as provided in Article 12 of this Agreement.

                                   ARTICLE 12.

                                EMPLOYEE BENEFITS

                  12.1.    Employee Benefits.

                           (a) Parent in its sole discretion, may elect to require that Company terminate the Company 401(k) Plan prior to the Effective Time of the Merger and contingent upon consummation of the Merger; provided, however, that (i) Company shall make a matching contribution in accordance with past practice (as described in the Company Disclosure Letter) to employees who are eligible under the terms of the Company 401(k) Plan as if the Effective Date of the Merger were the last day of the plan year (and, if required, an excess matching contribution for the Supplemental Executive Retirement Plan in accordance with past practice (as described in the Company Disclosure Letter)), (ii) active employee participants shall be eligible to participate in equivalent plans maintained by Parent or BW (including the 401(k) and pension plans of Parent and BW), with benefits at least equal to the Company 401(k) Plan and (iii) in such event, Parent shall permit rollover of participant loans to Parent's or Surviving Corporation's or BW's plan for employees retained by Parent or Surviving Corporation or BW. If Parent determines that the Company 401(k) Plan should be terminated prior to the Effective Time of the Merger, Company shall provide Parent with evidence that the Company 401(k) Plan has been properly terminated (effective as of the day immediately preceding the Effective Time) pursuant to resolution of Company's Board of Directors. The form and substance of such resolutions shall be subject to prior review and approval of Parent. In the event the Company 401(k) Plan is terminated, as soon as administratively practicable following the Effective Time of the Merger, the Surviving Corporation and Parent shall cause the assets of the Company 401(k) Plan to be liquidated in an orderly manner without material adverse effect on the value of the accounts (or transferred in kind) and cause each Participant's account to be transferred in a taxable or tax deferred distribution, such transfer to occur in a manner that does not result in the loss of qualification of the Company 401(k) Plan. Subject to the following Sections 12.1(b),
         (c), (d), (e) and (f) below, Company shall also take such other actions in furtherance of amending or terminating any Company Employee Plan or Benefit Arrangements prior to the Effective Time as Parent may reasonably require; provided, that any such action is not inconsistent with the authority of Company under Sections 6.1(f) and (l), as such authority is described in the Company Disclosure Letter. If the Company 401(k) Plan is not terminated as provided above, the Parent or Surviving Corporation will make a matching contribution for the plan year ending December 31, 2004 as a percentage of employee deferrals that is not less than the percentage contributed for the plan year ending December 31, 2003 (as set forth in the Company Disclosure Letter) to all participants who are eligible as provided in the Company 401(k) Plan and to any participant whose termination of employment was involuntary (and not due to misconduct) and with respect to employees eligible under the Executive Severance Plan, whose termination of employment was for Good Reason as defined in the Executive Severance Plan.

                           (b) Following the Effective Time of the Merger, employees of Company and the Company Subsidiaries (i) may continue in the Company Employee Plans and Benefit Arrangements (other than equity-based plans or arrangements), or (ii) become eligible for the employee benefit plans and benefit arrangements of Parent or BW (including, without limitation, the medical, dental, vision, 401(k) and pension plans of BW) on the same terms as such plans and arrangements are generally offered from time to time to employees of Parent and BW in comparable positions with Parent or BW (subject to any applicable restrictions or limitations on new entrants or categories of entrants), or (iii) a combination thereof, it being understood that, except as otherwise provided in this Section 12.1 or under the terms of any such Company Employee Plan or

         Benefit Arrangement, Parent and BW shall be entitled from time to time to modify, terminate or supplement any such employee plans or benefit arrangements or to substitute new employee plans or benefit arrangements for such employee plans or benefit arrangements in the exercise of their business judgment.

                           (c) With respect to any employee plans and benefit arrangements of Parent or the Surviving Corporation or BW in which any employees of Company or the Company Subsidiaries first become eligible to participate on or after the Effective Time of the Merger ("New Plans") but prior to December 31, 2005, Parent shall (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements under any such New Plans, except to the extent such conditions or exclusions would have been recognized under the Company Employee Plans or Benefit Arrangements, (ii) recognize service of the employees of Company or the Company Subsidiaries credited by Company or the Company Subsidiaries prior to the Effective Time of the Merger for purposes of eligibility and vesting under the New Plans (and not for purposes of benefit accrual under any employee pension or retiree medical plans), (iii) credit any deductibles, co-payments or other out-of-pocket expenses for the current calendar year for each employee and dependent recognized or recognizable under the Company Employee Plans or Benefit Arrangements, and (iv) apply any increase in any of the employee's portion of the premium cost, deductibles, co-payments and other out-of-pocket costs no earlier than the later of the first day of the first plan year beginning after the Effective Time of the Merger of either the Company Employee Plan or Benefit Arrangement or the employee plan or benefit arrangement of the Parent or BW. Entitlement to Paid Time Off (PTO) of employees of Company and the Company Subsidiaries accrued as of the Effective Time of the Merger (including any PTO classified as short-term disability under Company's Short-Term Disability Plan) shall not be reduced. Company agrees that it will accrue as a liability on its financial statements prior to the Closing its good faith estimate of the dollar amount attributable to such PTO entitlement and will advise Parent in writing of the amount of such accrual at least five
         (5) Business Days prior to the Closing Date. Such employees will continue to accrue PTO at no less a rate after the Effective Time of the Merger than under the Company Benefit Arrangements in effect immediately prior to the Effective Time of the Merger; provided, that Parent may determine to apply to such employees the PTO policy existing from time to time with respect to employees of Parent or BW in comparable positions; provided further, that, if Parent makes such a change in policy, such employees shall be entitled to retain any PTO benefit accrued under the applicable policy prior to the time of any such change.

                           (d) (i) Parent agrees that after the Effective Time of the Merger, the Surviving Corporation will pay or provide for the year ending December 31, 2004, to those persons employed by Company or the Company Subsidiaries immediately prior to the Effective Time of the Merger and who are eligible, the cash incentive payment under the Annual Incentive Program and the Corporate Performance Bonus Plan and a credit to the employee's account under the Supplemental Executive Retirement Plan as a percentage of compensation through December 31, 2004, or if earlier, the date of termination of employment (unless such employee's termination of employment shall be involuntary (and not due to death, Disability or Cause, which solely for this purpose shall be as defined in the Executive Severance Plan) or with respect to those employees eligible under the Executive Severance Plan, whose termination of employment is for Good Reason as such term is defined in the Executive Severance Plan, in which case such employee shall be entitled to such payment and credit based on such employee's annualized base compensation), waiving any condition precedent to the payment or credit and assuming that the performance goals were achieved at the target level. It is understood that Parent's undertaking herein to cause such payments and credits to be made is predicated upon Company's representation and warranty to Parent that the aggregate amount of such cash incentive payments under the Annual Incentive Program and the Corporate Performance Bonus Plan and the credits to the accounts of such employees under the Supplemental Executive Retirement Plan under the terms thereof will not exceed the maximum amount specified in the Company Disclosure Letter. It is further understood that nothing in this Section will be interpreted to reduce any rights the employee may have under the Executive Severance Plan. Company also represents and warrants that the only employees of Company and the Company Subsidiaries who are participating in the Annual Incentive Program and the Corporate Performance Bonus Plan and the Supplemental Executive Retirement Plan are those that are identified as such in the Company Disclosure Letter.

                           (ii) Parent further agrees that after the Effective Time of the Merger, the Surviving Corporation will pay or provide for the year ending December 31, 2004, to the persons employed by Company or the Company Subsidiaries immediately prior to the Effective Time of the Merger, any other cash incentive payment to which they shall be entitled under the Custom Incentive Plans, the Corporate Loan Center Incentive Plans, the Corporate Call Center Incentive Plans, the Qualified Lender Incentive Plan, the Relationship Manager Incentive Plan, the Sales Associate Referral Plan and the Area Manager/Bank President/Branch Manager Incentive Plan (collectively, the "Other Incentive Plans," which Company represents and warrants are the only other incentive compensation plans at Company or the Company Subsidiaries) as a percentage of base compensation through December 31, 2004, or if earlier, the date of termination of employment under the Other Incentive Plans, which plans Parent agrees will be maintained in effect through December 31, 2004; provided, that Parent shall be entitled to make such adjustments in the performance goals of the Other Incentive Plans as it shall deem appropriate in light of any changes in circumstance following the Effective Time of the Merger that do not materially reduce either the amount as a percentage of base compensation or the likelihood of achievement of the goals; provided further, however, that if any such employees are involuntarily terminated prior to January 1, 2005 (other than for misconduct, death or disability), they shall receive a cash incentive payment as a percentage of base compensation through such employee's date of termination which will assume that any performance goals based on Company performance (as may be modified as provided above) were achieved at the target level in effect at the time of such employee's termination. It is understood that Parent's undertaking herein to cause such cash incentive payments to be made is predicated upon Company's representation and warranty to Parent that the aggregate amount of such cash incentive payments under the Other Incentive Plans (without taking into account any modifications that Parent may undertake in accordance with the above provisions) under the terms thereof will not exceed the maximum amount specified in the Company Disclosure Letter.

                           (iii) Company shall not prior to the Effective Time of the Merger expand any of the plans or programs described in Sections 12.1(d)(i) or (ii) above or the class or classes of employees entitled to such plans or programs, it being understood that changes in the compensation or in the individuals entering or leaving the class of employees eligible in the ordinary course of business shall not violate this provision. Payments or credits under the plans and programs described in Sections 12.1(d)(i) or (ii) above to each eligible employee shall be made at the time provided under the plan or program, or within 30 days of that employee's termination of employment, whichever is earlier.

                           (iv) Parent agrees that those persons who were employees of Company and the Company Subsidiaries who remain as employees of Company, the Company Subsidiaries, Parent or BW in 2005 and thereafter will be entitled to participate in annual cash incentive performance programs generally offered to employees of Parent or BW (to the extent that such programs are offered from time to time by Parent or BW) on the same terms as such programs are generally offered from time to time to employees in comparable positions with Parent or BW.

                           (e) (i) Except with respect to employees described in Section 12.1(e)(ii) below, Parent will cause the Surviving Corporation to pay and provide to employees of Company or the Company Subsidiaries whose employment terminates on or after the Effective Date of the Merger as a result of the consummation of the transactions contemplated under this Agreement severance benefits under conditions and in an amount that are no less favorable to the employee than those contained in the Company Severance Plan as disclosed in the Company Disclosure Letter as in effect as of the Effective Time of the Merger

                           (ii) Parent will cause the Surviving Corporation to pay and provide to Employees of the Company or the Company Subsidiaries whose employment terminates on or after the Effective Date and who, as a result, become eligible for benefits under the terms of the Executive Severance Plan as disclosed in the Disclosure Letter, each and every benefit (including outplacement and continuation coverage) to which the employee is entitled under the terms of the Executive Severance Plan.

                           (f) Parent will cause the Surviving Corporation to assume and perform all of the obligations of Company under the terms of the Supplemental Executive Retirement Plan and the Directors Deferred Compensation Plan, subject to Parent's right to require that such plans be amended prior to the Effective Time of the Merger other than to reduce the amount of benefits previously accrued or required to be credited under Section 12.1(d) hereof or to adversely affect the timing or manner of payment of any benefits due or the intended tax effect to any participant (other than the right, after the Effective Time of the Merger, to receive distributions in the form of Company Stock).

                  12.2.    Company Stock Options and the Company Stock Option
Plans.

                  (a) As soon as practicable following the date of this Agreement, the Board of Directors of Company (or, if appropriate, any committee administering the

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

Company Stock Option Plans) shall adopt such resolutions or take such other actions as are required to provide for the cancellation of all outstanding Company Stock Options upon the Effective Time of the Merger, in exchange for a cash payment by Company of an amount equal to (i) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share of Company Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Stock subject to such Company Stock Option for which such Company Stock Option shall not theretofore have been exercised, whether vested or unvested and whether or not then exercisable.

                  (b) All amounts payable pursuant to this Section 12.2 shall be subject to any required withholding of taxes and shall be paid without interest.

                  (c) The Board of Directors of Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such actions as are required to delete as of the Effective Time of the Merger the provision in any other Benefit Arrangements of Company providing for the issuance, transfer or grant of any capital stock of Company or any interest in respect of any capital stock of Company and to ensure that following the Effective Time of the Merger no holder of a Company Stock Option or any participant in any Company Stock Plan or other Company Benefit Arrangement shall have any right thereunder to acquire any capital stock of Company or the Surviving Corporation.

                                   ARTICLE 13.

                                   TERMINATION

                  13.1. Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of this Agreement by the stockholders of Company, upon the occurrence of any of the following:

                           (a)      By mutual agreement of the parties, in
         writing;

                           (b) By Parent or Company upon the failure of the stockholders of Company to give the requisite approval of this Agreement at the duly convened Company Stockholders' Meeting;

                           (c) By Company, upon written notice to Parent, if there shall have been a breach by Parent or Merger Sub of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Sub, which breach, either individually or in the aggregate, would result in the failure of the condition set forth in Section 10.1 and which breach has not been cured within 60 days following written notice thereof to Parent or, by its nature, cannot be cured within such time period;

                           (d) By Parent, upon written notice to Company, if there shall have been a breach by Company of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Company, which breach, either individually or in the aggregate, would result in the failure of the condition set forth in Section 11.1 and which breach has not been cured within 60 days following written notice thereof to Company or, by its nature, cannot be cured within such time period;

                           (e) By Company or Parent if any Governmental Entity which must grant a regulatory approval required for consummation of the Merger has denied such approval and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or prohibiting the Merger; provided, however, that such right to terminate this Agreement under this Section 13.1(e) shall not be available to Company or Parent if either such party's failure to comply in all material respects with Section 6.7 or 7.2, respectively, was a cause of such action;

                           (f) By Company or Parent if any conditions set forth in Article 9 shall not have been met by December 31, 2004; provided, however, that this Agreement shall not be terminated pursuant to this Section 13.1(f) if the relevant condition shall have failed due to the failure of the party seeking to terminate to comply in all material respects with its obligations under this Agreement;

                           (g) By Company if any of the conditions set forth in Article 10 shall not have been met by December 31, 2004; provided, however, that this Agreement shall not be terminated pursuant to this Section 13.1(g) if the relevant condition shall have failed due to the failure of Company to comply in all material respects with its obligations under this Agreement;

                           (h) By Parent if any of the conditions set forth in Article 11 shall not have been met by December 31, 2004; provided, however, that this Agreement shall not be terminated pursuant to this
         Section 13.1(h) if the relevant condition shall have failed due to the failure of Parent to comply in all material respects with its obligations under this Agreement;

                           (i)      By Parent if Company or the Company
         Subsidiaries shall have breached in any material respect any of their obligations contained in Sections 6.1(m) or 6.6 or Company shall have breached in any material respect its obligation under Section 6.7 to promptly prepare or cause to be prepared the Proxy Statement and to send the same to the holders of Company Stock in connection with the Company Stockholders' Meeting;

                           (j) By Parent if the Board of Directors of Company shall have failed to recommend adoption of this Agreement at the duly convened Company Stockholders' Meeting, or withdrawn or modified or qualified (or proposed to withdraw, modify or qualify) in a manner adverse to Parent its favorable recommendation of this Agreement or recommended any Competing Transaction to the stockholders of Company or taken any action or made any other statement in connection with such meeting or the Merger having such effect; or

                           (k) By Company if the Board of Directors of Company shall, concurrently with such termination, authorize Company to enter into an agreement with respect to a Competing Transaction; provided, however, that Company may only exercise its right to terminate this Agreement pursuant to this Section 13.1(k) if (i) Company shall have complied in all material respects with Section 6.1(m) (including, without limitation, providing to Parent at least 36 hours prior notice of its intention to take such termination action);
         (ii) the Board of Directors of Company, after consultation with a financial advisor of nationally recognized reputation in similar transactions, has reasonably determined in good faith that such Competing Transaction is a Superior Proposal (taking into account any proposal or offer which shall have been made by Parent to modify the terms of this Agreement); (iii) the Board of Directors of Company has reasonably determined in good faith (after consultation with outside legal counsel) that the failure to exercise such right of termination would be inconsistent with its fiduciary duties under applicable law; and (iv) simultaneously with such termination, Company shall make a payment to Parent in an amount equal to the sum of the Termination Fee and the Parent Costs (as such terms are defined below) ; provided, that for purposes of this Section 13.1(k) the term "Competing Transaction" shall have the meaning set forth in Section 6.1(m), except that the reference to "15% or more" in the definition of Competing Transaction shall be deemed to be a reference to "a majority".

                  13.2.    Effect of Termination.

                           (a)      In the event of termination of this
         Agreement by either Company or Parent as provided in Section 13.1, neither Company nor Parent shall have any further obligation or liability to the other party except with respect to the last sentence of Section 6.3, Section 13.1(k)(iv) and this Section 13.2; provided, however, that nothing herein shall relieve any party from liability for any willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements or obligations hereunder.

                           (b) Company shall pay Parent (by Fed wire transfer of immediately available funds to such account as may be designated by Parent in writing to Company) an amount equal to the sum of (x) $41,600,000 (the "Termination Fee") and (y) all of Parent's out-of-pocket costs and expenses incurred through the date of termination of this Agreement in connection with the transactions contemplated by this Agreement (up to a maximum of $3,000,000), including all legal, investment banking and accounting fees (the "Parent Costs") if this Agreement is terminated as follows:

                  (i) if Parent shall terminate this Agreement pursuant to Sections 13.1(i) or (j), then Company shall pay Parent the Termination Fee and the Parent Costs on the Business Day following such termination;

                  (ii) if (A) either party shall terminate this Agreement pursuant to Section 13.1(b) and (B) at any time after the date of this Agreement and at or before the date of the Company Stockholders' Meeting, a Competing Transaction (or a proposal therefor) shall have been publicly announced or otherwise publicly communicated to Company's stockholders; and if (C) within twelve (12) months of the date of such termination of this Agreement, Company or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Competing Transaction, then Company shall pay to Parent the Termination Fee and the Parent Costs on the Business Day following such execution or consummation; provided, that for purposes of this paragraph (ii) the term "Competing Transaction" shall have the meaning set forth in
         Section 6.1(m), except that the reference to "15% or more" in the definition of Competing Transaction shall be deemed to be a reference to "a majority"; and

                  (iii) if (A) either party shall terminate this Agreement pursuant to Sections 13.1(f), (g) or (h) or Parent shall terminate this Agreement pursuant to Section 13.1(d), (B) at any time after the date of this Agreement and before such termination a Competing Transaction (or a proposal therefor) shall have been publicly announced or otherwise communicated to the Board of Directors of Company and (C) following such public announcement or communication of such Competing Transaction (or a proposal therefor), Company shall have intentionally breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach shall have materially contributed to the failure of the Effective Time to occur prior to the termination of this Agreement, then Company shall pay to Parent the Parent Costs and 50% of the Termination Fee on the Business Day following such termination; and if (D) within twelve (12) months of the date of such termination of this Agreement, Company or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Competing Transaction, then Company shall pay to Parent the remaining 50% of the Termination Fee on the Business Day following such execution or consummation; provided, that for purposes of this paragraph (iii) the term "Competing Transaction" shall have the meaning set forth in
         Section 6.1(m), except that the reference to "15% or more" in the definition of Competing Transaction shall be deemed to be a reference to "a majority".

                           (c) If Company fails to pay all amounts due to Parent on the dates specified in this Section 13.2, then Company shall pay all costs and expenses (including legal fees and expenses) incurred by Parent in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Parent.

                           (d) In no event shall more than one Termination Fee be payable under this Section 13.2. Parent (for itself and its Affiliates) hereby agrees that, upon any termination of this Agreement under circumstances where Parent is entitled to a Termination Fee and the Parent Costs under this Section 13.2 and Parent receives such Termination Fee and the Parent Costs, Parent and its Affiliates shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and neither Parent nor any of its Affiliates shall seek (and Parent shall cause its Affiliates not to seek) to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Company or any Company Subsidiary or any of their respective directors, officers, employees, partners, managers, members or stockholders in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE 14.

                                  MISCELLANEOUS

                  14.1. Expenses. Except as otherwise provided herein, all Expenses incurred by Parent, Merger Sub and Company in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its Affiliates, shall be borne solely and entirely by the party which has incurred the same. "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including all fees and expenses of attorneys, accountants, investment bankers, experts and consultants to the party and its Affiliates) incurred by the party or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

                  14.2. Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to another shall be in writing and delivered personally or by confirmed facsimile transmission or sent by a recognized overnight courier service or by registered or certified mail, postage prepaid, with return receipt requested, addressed as follows:

                  To Parent or Merger Sub:   BancWest Corporation
                                             180 Montgomery Street, 25th Floor
                                             San Francisco, California 94104
                                             Attention: Douglas C. Grigsby,
                                                        Executive Vice
                                                        President and Chief
                                                        Financial Officer
                                             Facsimile Number: (415) 399-9118

                  With a copy to:            Pillsbury Winthrop LLP
                                             50 Fremont Street, 10th Floor
                                             San Francisco, California 94105
                                             Attention: Rodney R. Peck, Esq.
                                                        Patricia F. Young, Esq.
                                             Facsimile Number: (415) 983-1200

                  To Company:                Community First Bankshares, Inc.
                                             520 Main Avenue
                                             Fargo, North Dakota  58124-0001
                                             Attention: Mark A. Anderson,
                                                        President and Chief
                                                        Executive Officer
                                             Facsimile Number: (701) 271-6699

                  With a copy to:            Lindquist & Vennum P.L.L.P.
                                             80 South 8th Street
                                             Minneapolis, MN 55402
                                             Attention:  Steven J. Johnson, Esq.
                                             Facsimile Number: (612) 371-3207

         Any such notice, request, instruction or other document shall be deemed received (i) on the date delivered personally or delivered by confirmed facsimile transmission, (ii) on the next Business Day after it was sent by overnight courier, delivery charges prepaid; or (iii) on the fourth Business Day after it was sent by registered or certified mail, postage prepaid. Any of the persons shown above may change its address for purposes of this section by giving notice in accordance herewith.

                  14.3. Assignment. All terms and conditions of this Agreement shall be binding upon and shall inure, to the extent permitted by law, to the benefit of the parties hereto and their respective permitted transferees and successors and permitted assigns; provided, however, that this Agreement and all rights, privileges, duties and obligations of the parties hereto, without the prior written approval of the other parties hereto, may not be transferred, assigned or delegated by any party hereto (by operation of law or otherwise) and any such attempted transfer, assignment or delegation shall be null and void.

                  14.4. Counterparts. This Agreement and any exhibit hereto may be executed in one or more counterparts, all of which, taken together, shall constitute one original document and shall become effective when one or more counterparts have been signed by the appropriate parties and delivered to each party hereto.

                  14.5. Effect of Representations and Warranties. The representations and warranties contained in this Agreement shall terminate immediately after the Effective Time of the Merger.

                  14.6. Third Parties. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action to any person other than parties hereto, except as provided in Section 7.4(e). As used in this Agreement the term "parties" shall refer only to Parent, Merger Sub and Company as the context may require.

                  14.7. Lists; Exhibits; Integration. The Confidentiality Agreement and each Exhibit and the Company Disclosure Letter delivered pursuant to this Agreement shall be in writing and shall constitute a part of this Agreement, although the Confidentiality Agreement and each such Exhibit and the Company Disclosure Letter need not be attached to each copy of this Agreement. This Agreement, together with the Confidentiality Agreement and each Exhibit and the Company Disclosure Letter, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

                  14.8. Knowledge. Whenever any statement herein or in any list, certificate or other document delivered to any party pursuant to this Agreement is made "to the knowledge" or "to the best knowledge" of any party or another Person, such party or other Person shall make such statement based upon the actual knowledge of the senior executive officers of such Person.

                  14.9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

                  14.10. Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement and shall not affect the interpretation hereof.

                  14.11. Severability. If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner and with substantially the same effect as originally set forth at the date this Agreement was executed.

                  14.12. Waiver and Modification; Amendment. No waiver of any term, provision or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement. Except as otherwise required by law, this Agreement, when executed and delivered, may be modified or amended by action of the Boards of Directors of Parent, Merger Sub and Company without action by their respective stockholders. This Agreement may be modified or amended or any provision hereof waived only by an instrument of equal formality signed by the parties or their duly authorized agents.

                  14.13. Attorneys' Fees. If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, controversy, breach, or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and all other reasonable costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

                                  BANCWEST CORPORATION

                                  By:   ________________________________________
                                        Don J. McGrath
                                  Its:  President and Chief Operating Officer

                                  BW NEWCO, INC.

                                  By:   ________________________________________
                                        Don J. McGrath
                                  Its:  President and Chief Executive Officer

                                  COMMUNITY FIRST BANKSHARES, INC.

                                  By:   ________________________________________
                                        Mark A. Anderson
                                  Its:  President and Chief Executive Officer

                                    EXHIBIT A

                      RESTATED CERTIFICATE OF INCORPORATION
                          OF THE SURVIVING CORPORATION

                                     - 57 -